UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.             )

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Staples, Inc.
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STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702
______________________________________________________________________

Notice of Annual Meeting of Stockholders to be held
on June 2, 2014
______________________________________________________________________

The Annual Meeting of Stockholders of Staples, Inc. will be held at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California, on June 2, 2014 at 8:00 a.m., local time, to consider and act upon the following matters:

(1)	To elect eleven members of the Board of Directors to hold office until the 2015 Annual Meeting of Stockholders or until their respective successors have been elected or appointed.

(2)	To approve the Staples, Inc. 2014 Stock Incentive Plan.

(3)	To approve, on an advisory basis, named executive officer compensation.

(4)	To ratify the selection by the Audit Committee of Ernst & Young LLP as Staples' independent registered public accounting firm for the current fiscal year.

(5)	To act on two stockholder proposals, if properly presented.

(6)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Stockholders of record at the close of business on April 7, 2014 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Michael T. Williams
Framingham, Massachusetts April 11, 2014
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON THE FIRST PAGE OF THE PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE ANNUAL MEETING.
"STREET NAME" HOLDERS WHO PLAN TO ATTEND THE MEETING WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING THEIR STOCK OWNERSHIP IN STAPLES, INC. AS OF THE RECORD DATE.

STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702
______________________________________________________________________

PROXY STATEMENT
For the Annual Meeting of Stockholders on June 2, 2014
______________________________________________________________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of Staples, Inc. ("we," "Staples" or the "Company") for use at the Annual Meeting of Stockholders ("2014 Annual Meeting" or the "Annual Meeting") to be held on June 2, 2014 beginning at 8:00 a.m., local time, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California and at any adjournment or postponement of that meeting. On or about April 23, 2014, we are either mailing or providing notice and electronic delivery of these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended February 1, 2014 (the "2013 fiscal year") and other information required by the rules of the Securities and Exchange Commission (the "2013 Annual Report").
______________________________________________________________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
For the Annual Meeting of Stockholders on June 2, 2014
        This proxy statement and our 2013 Annual Report are available for viewing, printing and downloading at www.proxyvote.com.
        You may request a copy of the materials relating to our annual meeting, including the proxy statement, form of proxy for our 2014 Annual Meeting and the 2013 Annual Report, at www.proxyvote.com, or by sending an email to our Investor Relations department at investor@staples.com or by calling (800) 468-7751.
______________________________________________________________________

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND OTHER STOCKHOLDER MATTERS
What is the purpose of the Annual Meeting?
At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:
•to elect eleven directors;
•to approve the 2014 Stock Incentive Plan;
•to approve, on an advisory basis, named executive officer compensation;

•	to ratify our independent registered public accounting firm; and

•	to consider two stockholder proposals, if properly presented.
Stockholders may also consider such other business as may properly come before the meeting.
Who is entitled to vote?
Only stockholders of record at the close of business on the record date, April 7, 2014, are entitled to receive notice of the Annual Meeting and to vote their shares of our common stock at the meeting, or any postponement or adjournment of the meeting. Holders of shares of our common stock are entitled to one vote per share and individual votes will be kept confidential, except as appropriate to meet legal requirements.
Who can attend the meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in "street name" (through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in Staples as of the record date to be allowed into the meeting. You may obtain directions to the location of our 2014 Annual Meeting by writing, emailing or calling our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751.
What constitutes a quorum?
The presence at the meeting, in person or by proxy, of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 647,496,922 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.
How do I vote?
If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. If you received a notice of Internet availability of proxy materials, the notice will contain instructions on how to access and review the proxy materials online and how to obtain a paper or electronic copy of the materials, which will include the proxy statement, the 2013 Annual Report and a proxy card or voting instruction card, as well as instructions on how to vote either at our Annual Meeting, over the Internet, by telephone or by mail.
If you are a stockholder as of the record date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting. If you complete, sign and return your proxy card, it will be voted as you direct. If the shares you own are held in "street name" that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares.
What if I sign and return my proxy or instruction form but do not provide voting instructions?
If no choice is specified on a signed proxy card, the persons named as proxies will vote:

•	"FOR" the election of all director nominees (and any substitute nominees selected by our Board if any present nominees should withdraw);

•	"FOR" the approval of the 2014 Stock Incentive Plan;

•	"FOR" the approval, on an advisory basis, of named executive officer compensation;

•	"FOR" the ratification of Ernst &Young as our independent registered public accounting firm;

•	"AGAINST" the stockholder proposals; and

•	On any other matters properly brought before the Annual Meeting, in accordance with the best judgment of the named proxies.

If the shares you own are held in "street name" as noted above, under applicable stock exchange rules, if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares with respect to "discretionary" items, but will not be allowed to vote your shares with respect to "non-discretionary" items. In the case of "non-discretionary" items, the shares that do not receive voting instructions will be treated as "broker non-votes." The only item at the 2014 Annual Meeting that is "discretionary" is the ratification of Ernst &Young as our independent registered public accounting firm. The other items are "non-discretionary."
Can I submit a proxy over the Internet or by telephone?
If you are a registered stockholder (meaning you hold your stock in your own name), you may submit a proxy over the Internet by following the instructions at www.proxyvote.com or by telephone by calling (800) 690-6903. Staples is incorporated in Delaware and proxy submissions over the Internet or by telephone are valid under Delaware law. If your shares are held in "street name," you will need to contact your bank, broker or other nominee to determine whether you will be able to submit a proxy over the Internet or by telephone.
Can I change my proxy after I return my proxy card?
Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to our Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.
What is the vote required to approve each matter?
Election of Directors.   Since this is an uncontested election of directors, a nominee will be elected as a director at the Annual Meeting if the votes cast "FOR" such nominee exceed the votes cast "AGAINST" such nominee.
2014 Stock Incentive Plan. The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required to approve the 2014 Stock Incentive Plan.
Named Executive Officer Compensation.    The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required to approve the named executive officer compensation. This proposal is an advisory vote and is non-binding. Although no action is required to be taken, even if approved by a majority of votes cast, our Compensation Committee of our Board of Directors considers the results of the voting in making future compensation decisions for our named executive officers.
Independent Registered Public Accounting Firm.    The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. This proposal is non-binding.
Non-Binding Stockholder Proposals. The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required to approve each of the non-binding stockholder proposals. Because each of the stockholder proposals are non-binding resolutions, we will not be required to take the requested action if a proposal is approved; however, we will reevaluate our recommendation if such proposal is approved.
A “majority of votes cast” means the number of “FOR” votes exceeds the number of “AGAINST” votes. Therefore, a proxy marked “Abstain” with respect to any proposal will not have any effect on the outcome of the vote on that proposal and, similarly, broker non-votes will not be counted as votes cast with respect to such proposal and therefore will have no effect on the outcome of the vote on that proposal.
Are there other matters to be voted on at the meeting?
As of the date of this proxy statement, our Board does not know of any other matters which may come before the meeting, other than the matters described in this proxy statement and the deadline under our bylaws for submission of matters by stockholders has passed. Should any other matter requiring a vote of our stockholders arise and be properly presented at the Annual Meeting, the proxy for the Annual Meeting confers upon the persons named in the proxy and designated to vote the shares discretionary authority to vote, or otherwise act, with respect to any such matter in accordance with their best judgment.
        Our Board encourages stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your proxy. Prompt response will greatly facilitate arrangements for the meeting and your cooperation is appreciated. Stockholders who attend the Annual Meeting may vote their stock personally even though they have sent in their proxies. If you hold your shares in street name, you must request a legal proxy from your bank, broker or nominee if you would like to vote at the Annual Meeting.

Solicitation
All costs of soliciting proxies on behalf of the Board will be borne by Staples. We have retained D.F. King & Co., Inc. to assist in soliciting proxies at a fee of $13,000, plus expenses. We also have engaged Broadridge Investor Communication Solutions to serve as the inspector of elections and to assist us with planning and organizational matters, along with certain ministerial services, in connection with the proxy solicitation process at a cost of approximately $5,000. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, electronic communication and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their related out-of-pocket expenses.

Stockholder Proposals
Other than the stockholder proposals set forth in this proxy statement, we did not receive any other stockholder proposals or nominations for director candidates that must be presented at our 2014 Annual Meeting. The proposals were received prior to December 26, 2013, the deadline for stockholders who wished to present proposals and wanted such proposals to be included in the proxy materials. In accordance with our by-laws, in order for a stockholder to present a proposal or nominate a director candidate for election at our 2014 Annual Meeting but not have such proposal included in the proxy materials, the stockholder must have provided us with advance written notice by March 6, 2014. If a stockholder gives us notice of a proposal or nomination after the March 6, 2014 deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the 2014 Annual Meeting.
Stockholders who intend to present proposals at our 2015 Annual Meeting and want us to include such proposals in our proxy materials relating to that meeting should contact our Corporate Secretary. Such proposals must be received at our principal corporate offices at 500 Staples Drive, Framingham, Massachusetts 01702 not later than December 24, 2014 and must be in compliance with applicable laws and Rule 14a-8 under the Securities Exchange Act of 1934 in order to be considered for possible inclusion in the proxy statement and form of proxy for our 2014 Annual Meeting.
If a stockholder wishes to present a proposal or nominate a director candidate for election at our 2015 Annual Meeting and the proposal or nomination is not intended to be included in our proxy statement for such meeting, the stockholder must give us advance notice and provide the information required by our by-laws, including but not limited to, information regarding the identity of the stockholder or beneficial owner, their holdings in Staples securities, agreements or compensation relating to such nomination or matter, and any derivatives or other arrangements to mitigate risk or change voting power. If a stockholder gives notice of such a proposal or nomination after the applicable deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the meeting. For our 2015 Annual Meeting, our Corporate Secretary generally must receive such a notice at 500 Staples Drive, Framingham, Massachusetts 01702 not later than 90 days and no earlier than 120 days prior to the first anniversary of our 2014 Annual Meeting. However, if the date of our 2015 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be received no earlier than 120 days prior to the 2015 Annual Meeting and not later than the later of (i) the 90th day prior to the 2015 Annual Meeting and (ii) the tenth day following the day on which public announcement of the date of the 2015 Annual Meeting is made or notice for the 2015 Annual Meeting was mailed, whichever occurs first.

Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our proxy statement, annual report or notice of Internet availability of proxy materials may be sent to multiple stockholders in a household, which helps us reduce our printing costs and postage fees and helps the environment by conserving natural resources. However, we will promptly deliver a separate copy of these documents to you if you write, email or call our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751. If you want to receive separate copies of the proxy statement, annual report or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, email or phone number.

Electronic Delivery of Stockholder Communications
If you received a hard copy of your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as help us reduce our printing and mailing costs, by signing up to receive or access your stockholder communications via

e-mail. To sign up for electronic delivery or access, visit www.proxyvote.com. Your electronic delivery or access enrollment will be effective until you cancel it, which you may do at any time by following the procedures described at the website listed above. If you have questions about electronic delivery or access, please write, email or call our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751.

Securities and Exchange Commission Filings
We file annual, quarterly and current reports, as well as other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document that we file with the SEC at its Internet website at www.sec.gov or at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. If you would like to receive a copy of our Annual Report on Form 10-K for our 2013 fiscal year, or any of the exhibits listed therein, please write, email or call our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751, and we will provide you with the Annual Report without charge.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth the beneficial ownership of our common stock held as of April 7, 2014 by each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock, and as of April 7, 2014 by (1) each current director and nominee for director; (2) each of the named executive officers listed in the Summary Compensation Table included elsewhere in this proxy statement; and (3) by all current directors and executive officers as a group:

Name of beneficial owner	Number of Shares beneficially owned (1)		Number of shares acquirable within 60 days (2)	Percentage of common stock beneficially owned (3)
5% Stockholders
FMR, LLC (4) 245 Summer Street Boston, MA 02109	59,011,049		—	9.11%
BlackRock, Inc. (5) 40 East 52nd Street New York, NY100222	54,902,794		—	8.48%
Vanguard Group (6) 100 Vanguard Blvd Malvern, PA 19355	44,781,598		—	6.92%
Directors, Nominees for Director and Named Executive Officers
Basil L. Anderson	216,105	(7)	91,367	*
Joseph G. Doody	346,657		1,063,554	*
Drew G. Faust	48,047		—	*
Justin King	55,784		82,367	*
Christine T. Komola	106,611	(8)	172,704	*
Carol Meyrowitz	71,130		77,867	*
Rowland T. Moriarty	434,703	(9)	136,367	*
Robert C. Nakasone	325,124	(10)	158,867	*
Demos Parneros	457,811	(11)	1,063,554	*
Ronald L. Sargent	2,207,756	(12)	4,413,969	*
Elizabeth A. Smith	67,763		41,954	*
Robert E. Sulentic	115,293	(13)	82,367	*
Raul Vazquez	31,650		—	*
Vijay Vishwanath	77,541		86,867	*
Paul F. Walsh	206,488	(14)	158,867	*
John Wilson	100,862		106,703	*
All current directors and executive officers as a group (19 persons)	5,050,365		8,439,912	2.06%

*Less than 1%

(1) Each person listed has sole investment and/or voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Amounts listed in this column do not reflect shares issuable upon the exercise of stock options available on April 7, 2014 or within 60 days thereafter.
(2) Reflects shares issuable upon the exercise of stock options available on April 7, 2014 or within 60 days thereafter, including options with an exercise price in excess of the stock price on that date.
(3) Number of shares deemed outstanding includes 647,496,922 shares of our common stock outstanding as of April 7, 2014 and any options for shares that are exercisable by such beneficial owner on April 7, 2014 or within 60 days thereafter.
(4)As set forth in a Schedule 13G filed on February 14, 2014, FMR, LLC had, as of December 31, 2013, sole dispositive power and sole voting power with respect to all of the shares.
(5) As set forth in a Schedule 13G filed on February 10, 2014, BlackRock, Inc. had, as of December 31, 2013, sole dispositive power and sole voting power with respect to all of the shares.
(6) As set forth in a Schedule 13G filed on February 11, 2014,Vanguard Group had, as of December 31, 2013, sole dispositive power and sole voting power with respect to all of the shares.
(7) Includes 12,624 shares owned by Mr. Anderson's wife, 87,000 shares owned by the Basil Anderson Revocable Trust and 92,255 shares owned by the Basil L. Anderson GRAT 2014.
(8) Includes 14,028 shares owned by the John A. Komola Trust and 75,505 shares owned by the Christine T. Komola Trust.

(9) Includes 200,000 shares owned by Movex, LLC, which is owned by two Moriarty family trusts.
(10) Includes 157,085 shares owned by the Robert C. Nakasone Trust and 98,814 shares owned by Nakasone Capital LLC.
(11) Includes 363,230 shares owned by the Demos Parneros Revocable Trust and 2,717 shares that may be distributed from a 401(k) plan account.
(12) Includes 52,077 shares owned by Sargent Family LLC, 806,453 shares owned by the Ronald L. Sargent Revocable Trust, 19,313 shares owned by the Jill Sargent Irrevocable Trust, 19,313 shares owned by the Ronald L. Sargent Irrevocable Trust, 619,174 shares owned by Sargent Partners LLC and 125,104 shares owned by Ronald L. Sargent 2011 Grantor Retained Annuity Trust. Includes 5,506 shares owned by the Sargent Family Foundation of which Mr. Sargent disclaims beneficial ownership. Also includes 2,807 shares that may be distributed from a 401(k) plan account.
(13) Includes 300 shares held by Mr. Sulentic's daughter.
(14) Includes 247 shares held by Paul F. Walsh, IRA and 188,010 shares held by the Walsh Family Trust.

CORPORATE GOVERNANCE

Highlights
We are committed to following best practices of corporate governance that are in the best interests of our business and all of our stockholders. We believe we have been on the leading edge in our efforts to reach out to stockholders to discuss their views, and we believe that we have a consistent track record of listening and being thoughtfully responsive to feedback. Over the years, after considering best practices, governance trends and stockholder input, we pro-actively adopted many important governance initiatives, such as majority voting, an enhanced political contributions policy, a compensation recoupment policy and Staples Soul, which reflects our commitment to a number of important policies relating to ethics, community, the environment and diversity.
Corporate Governance Outreach Program

We have been conducting a formal corporate governance outreach program for many years. In the fall, we solicit feedback from our institutional investors, labor unions, pension funds, corporate social responsibility investors and proxy advisory groups to hear their perspectives on various governance matters, our executive compensation program, sustainability and other matters of interest to our stockholders. In the spring, we may also engage in conversations to discuss specific matters of interest to us or our stockholders. In 2013, we approached stockholders representing approximately 60% of our shares and engaged in a constructive dialogue with stockholders representing more than 40% of our shares to learn about their concerns and hear their perspectives. The results were shared with our Nominating and Corporate Governance Committee and Compensation Committee, as well as with the entire Board of Directors. We believe that the outreach program is very beneficial to our understanding of the issues that are important to our stockholders and also highlights for us stockholders' divergent opinions.
Recent Corporate Governance Enhancements

•
Changes to our Executive Compensation Program. To focus our executives on the key priorities of our strategic plan, our Compensation Committee made significant changes to our compensation program for fiscal 2013. These changes include increasing the percentage of compensation that is performance-based or “at risk,” re-tooling the goals to prioritize sales growth, incorporating a relative TSR performance measure and, overall, streamlining the long term incentive program into a single element of performance shares. These changes, which align with feedback we received from our stockholders, are discussed in more detail in the "Compensation Discussion & Analysis" section of this proxy statement.

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Enhanced Duties for Independent Lead Director. In September 2013, the Board enhanced the roles and responsibilities of the Independent Lead Director to require the review of the agenda and materials before they are presented to the Board, to provide leadership if there is a perceived conflict with the Chairman on a particular matter, to have the authority to retain independent advisors on behalf of the Board and other duties.

You can learn more about our current corporate governance principles and review our Corporate Governance Guidelines ("Guidelines"), committee charters, Corporate Political Contributions and Government Activity Policy Statement, Code of Ethics and other significant policies at www.staples.com in the Corporate Governance section of the Investor Information portion of our website. We comply with the corporate governance requirements imposed by the Sarbanes-Oxley Act, SEC and NASDAQ Stock Market. We will continue to modify our policies and practices to meet ongoing developments in this area. While we have discussed many features of our corporate governance principles in other sections of this proxy statement, some of the highlights are:
Stockholder Rights Features

•	Annual Election of Directors. Our directors are elected annually for a term of office to expire at the next annual meeting (subject to the election and qualification of their successors).

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Majority Voting.  Under our by-laws, in uncontested elections, our directors are elected if the votes cast "for" the director's election exceed the votes cast "against" the director's election. If an incumbent director in an uncontested election does not receive the required number of votes "for" his or her election, our Guidelines provide that such incumbent director must tender his or her resignation for consideration by the Board.

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No Stockholder Rights Plan.  We do not currently have a stockholder rights plan in effect. Our Board has adopted a stockholder rights plan policy under which we will adopt a stockholder rights plan only if the plan has been approved by stockholders either in advance or within 12 months of its adoption by our Board.

•	No Supermajority Provisions. We have no supermajority voting requirements under our certificate of incorporation or by-laws.

•	Right of Stockholders to Call Special Meetings. Our by-laws provide that stockholders who own in the aggregate 25% or more of our outstanding stock may call special meetings.

•	Majority Written Consent. Our stockholders have the right to act by majority written consent.

Board Features

•	Independent Board. Our Board is comprised of all independent directors, except for our Chief Executive Officer ("CEO").

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Highly Diverse Board. We have a highly diverse board that exceeds national averages for women and minority representation. Since 2007, five of the seven directors that were added to the Board were women or minorities.

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Annual Review of Board Leadership Structure.  As described in more detail below, every year our Board evaluates its leadership structure and based on a recommendation from the Nominating and Corporate Governance Committee determines whether there should be an independent Chairperson of the Board or an Independent Lead Director.

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Strong Independent Lead Director Role.  Among many other responsibilities, our Independent Lead Director ensures that independent directors meet in executive sessions, coordinates the annual performance review of our CEO, and works with the Chairperson of the Board to establish the agenda and review materials for each Board meeting. Additional information about the responsibilities of our Independent Lead Director can be found under the section of this proxy statement called "Board Leadership Structure".

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CEO Evaluation. Every year the independent Board members participate in our CEO's evaluation. The evaluation is done in executive sessions, without the CEO being present. It is led by our Independent Lead Director and the Chair of the Nominating and Corporate Governance Committee, and reviewed with the CEO by the Chairs of the Nominating and Corporate Governance Committee and Compensation Committee. The evaluation is also used by the Compensation Committee in determining compensation for the CEO.

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Succession Planning Process.  As required by our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee continually reviews succession planning as it relates to the CEO.   To assist in this process, the CEO prepares an annual report on succession planning for himself and other key senior leadership positions.  The report is part of a proactive enterprise wide annual talent management process.  In addition, on a continuing basis, the CEO is required to provide recommendations regarding his successors should he become disabled. Periodically, the Nominating and Corporate Governance Committee also engages consultants for succession planning strategy and to identify external candidates.

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Independent Board Committees.  All members of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees are independent directors, and none of such members receives compensation from us other than for service on our Board of Directors or its committees.

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Committee Authority to Retain Independent Advisors.  Each of the Audit, Compensation, Finance and Nominating and Corporate Governance Committees has the authority to retain independent advisors, with all fees and expenses to be paid by Staples.

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Audit Committee Policies and Procedures.  Under its charter, the Audit Committee's prior approval is required for all audit services and non-audit services (other than de minimis non-audit services as defined by the Sarbanes-Oxley Act) to be provided by our independent registered public accounting firm. In conjunction with the Audit Committee, we have adopted policies prohibiting (1) executive officers from retaining our independent registered public accounting firm to provide personal accounting or tax services and (2) Staples, without first obtaining the Audit Committee's approval, from filling an officer level position in the finance department with a person who was previously employed by our independent registered public accounting firm.

Compensation Features

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Independent Compensation Consultant. The Compensation Committee's charter provides that they will not engage any compensation advisor that performs other services for the Company. In March 2014, the Compensation Committee performed a conflicts of interest assessment of our compensation consultant and no conflict of interest was identified.

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Recoupment Policy.  We have a recoupment policy whereby we provide for forfeiture and recovery of undeserved cash, equity and severance compensation from an employee who engages in harmful or unethical behavior such as intentional deceitful acts resulting in improper personal benefit or injury to the company, fraud or willful misconduct that significantly contributes to a material financial restatement, violation of our Code of Ethics or breach of employee agreements.

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Stock Ownership Guidelines.  Our stock ownership guidelines require our non-employee directors to own a minimum level of equity in Staples worth at least five times the annual Board cash retainer (currently $75,000), or $375,000. These guidelines also require minimum equity ownership levels for the named executive officers listed in this proxy statement, including our CEO, who must own equity in Staples worth at least five times his annual salary.

Other Features

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Social Accountability. Staples remains committed to responsible corporate conduct. Through our Code of Ethics and ongoing communications and training programs, we make it easy for associates around the world to understand what they need to know and do to make sound decisions in the best interests of our company and stockholders. Additionally, our Supplier Code of Conduct requires that certain suppliers comply with Staples' expectation in the areas of labor rights, safety, environmental and ethical standards. We also monitor certain of our suppliers with social accountability audits conducted by a reputable third-party expert and also have a team of associates in China overseeing the screening, monitoring and auditing of some of these suppliers. We publish the results of our audits and describe our oversight program on our website at http://www.staples.com/sbd/cre/marketing/about_us/ethical-sourcing.html.

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Sustainability. Staples continues to lead the way in sustainable business practices. We were recently recognized as the only North American retailer in the Global 100 Sustainability Index and have been selected as a component of the Dow Jones Sustainability Index each year over the past decade. We continue to collaborate with our suppliers in our "Race to the Top" initiative to develop packaging changes in our private label products to reduce the size and types of materials used and increase the use of recycled and recyclable materials.

Director Independence
Our Board of Directors, in consultation with our Nominating and Corporate Governance Committee, determines which of our directors are independent. Our Guidelines provide that directors are "independent" if they (1) meet the definition of "independent director" under the NASDAQ listing standards (subject to any further qualifications required of specific committee members under the NASDAQ listing standards) and (2) in our Board's judgment, do not have a relationship with Staples that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Nominating and Corporate Governance Committee reviews the standards for independence set forth in our Guidelines periodically and recommends changes as appropriate for consideration and approval by our Board.
In accordance with our Guidelines, our Board has determined that all of our directors are independent except Mr. Sargent, who is employed as our CEO. In determining independence, our Board considered all the available relevant facts and circumstances, including the following:

•	Neither we nor any of our subsidiaries has employed or otherwise compensated the independent directors other than for service on our Board and its committees during the past three years.

•	We have not employed or otherwise compensated any family members (within the meaning of the NASDAQ listing standards) of the independent directors during the past three years.

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None of the independent directors or their family members is a partner of our independent registered public accounting firm or was a partner or employee of such firm who worked on our audit during the past three years.

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None of our executive officers is on the compensation committee of the board of directors of a company that has employed any of the independent directors or their family members during the past three years.

•	No family relationships exist between any of our directors or executive officers.

•	During the past three years, none of our directors or executive officers has had a material direct or indirect business relationship with us or a "related party transaction" as described below.

Certain Related Business Transactions
In 2013, we had no "related party transactions" and there were no exceptions to our Code of Ethics for our directors and executive officers. In an effort to be transparent with stockholders, we describe our processes and our interactions with director affiliated entities below.
Our written Code of Ethics sets forth the general principle that our directors, executive officers and other associates should avoid any situation that could be perceived as a conflict of interest, regardless of the dollar amount involved. This principle is also reflected in our written Guidelines and the written materials that we use to educate associates about conflict of interest guidelines. For example, under the Guidelines, if an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in business operations of the Company or because of a director's circumstances, the director should immediately report the matter to our General Counsel, who should then report the matter to the Nominating and Corporate Governance Committee ("Committee") for review and determination. In the event there is a significant conflict, the director should resign or the conflict must be resolved. Additionally, under the Guidelines, any director who wishes to join the board of directors of another company must provide written notice to the chairperson of the Committee. The chairperson of the Committee, after consultation with our General Counsel, will then respond to the director with a resolution. We also ask each of our executive officers and directors to fill out questionnaires every year to help enable us to identify if a potential conflict of interest exists. Our Code of Ethics, Guidelines and the charters for all the committees of our Board are available at www.staples.com in the Corporate Governance section of the Investor Information webpage.
Code of Ethics
There may be times when a commercial relationship involving our directors, executive officers or their family members is beneficial to us and is not likely to raise material conflict of interest issues. Our Code of Ethics provides the following guidelines for certain types of commercial relationships:

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Executive officers cannot serve as a director for one of our customers or suppliers unless (1) the supplier's or customer's annual business with Staples is less than 5% of such company's annual revenues, (2) the executive officer agrees not to participate or influence, directly or indirectly, any matter affecting the business relationship or transactions between Staples and the supplier or customer, and (3) the executive officer obtains written approval from our CEO or, if the executive officer is the CEO, written approval from the Committee.

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Executive officers and directors are prohibited from making or holding financial investments in a company that is one of our suppliers or customers unless (1) the annual sales to or purchases from us are less than 5% of such company's annual revenues or (2) if such person's ownership interest is both passive and insignificant and (3) for a private company, such person obtains written approval from our CEO or, if a board member, written approval from the Committee.

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Executive officers and directors are prohibited from making or holding financial investments in a company that is one of our competitors unless the investment in publicly held competitors is insignificant (less than 1% of the company's stock).

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Non-employee directors may work or consult for or serve on the board of a company that is one of our suppliers or customers if (1) such company's annual sales to or purchases from us are less than 5% of such company's annual revenues, (2) the director discloses the position to our General Counsel and the Committee and (3) the director agrees not to participate or influence, directly or indirectly, any matter affecting the business relationship or transactions between Staples and such company.

Director Affiliated Entities
Pursuant to the written charter of the Committee, the Committee is responsible for reviewing, approving or ratifying any "related party transactions." These are transactions which exceed $120,000 and in which (i) Staples and any of our directors, director nominees, executive officers, 5% stockholders and their immediate family members are participants, and (ii) such participants had or will have a direct or indirect material interest. In the course of reviewing whether or not the participants should be deemed to have a direct or indirect material interest, the Committee reviews the presence of standard prices, rates, or terms consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for entering into the transaction; the potential effect of the transaction on the status of an independent director; and any other factors the Committee may deem relevant. If a transaction is deemed to be a related party transaction, the procedures for approval or ratification of such transaction for Staples, our directors, executive officers and 5% stockholders are the same as those listed above for actual or potential conflicts of interests involving directors under the Guidelines.
For fiscal year 2013, although we did not have any "related party transactions," we did provide office supply products or related services, such as copying, branding of promotional products or technology services, to companies or organizations affiliated with our directors and our executive officers. Below is a list of companies and institutions with which our independent directors who are being considered for re-election were affiliated in 2013 and for which we received greater than $120,000 for providing our supplies or services:

Bain & Company	Joslin Diabetes Center	Moody's Corporation
Becton Dickinson & Company	Harvard University	Progreso Financiero
CBRE Group, Inc.	Hasbro, Inc.	TJX Companies, Inc.
CRA International, Inc.	Hormel Foods Corporation
The amounts received by us in 2013 for the sale of office supplies and related services to these companies range from approximately $160,000 to approximately $12.3 million and the median amount received from such sales was approximately $562,000. In each case, the amount was immaterial to the company purchasing the goods and services, as well as immaterial to Staples. The largest amount of approximately $12.3 million represents .053% of our revenues based on sales for fiscal year ended February 1, 2014 of approximately $23.1 billion.
In addition, in 2013 we also paid approximately $990,000 for employee background check services from a privately held company for which one of our directors serves as the Chairman of such company's board of directors and approximately $800,000 to WEX Inc., a company at which one of our directors also serves as a director, for fleet services. We also paid approximately $9.2 million for customized delivery boxes to a privately held company for which one of our directors serves as a board member.
In all instances, whether we provided the products/services or received the services, no director or executive officer of the affiliated company participated in the negotiation of the transaction and the products, services or lease were provided on arm's length terms and conditions and in the ordinary course of business. No director or executive officer had a direct or indirect material interest in the transaction. The Committee determined that none of these transactions were "related party transactions" and that such transactions would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure
Our Board of Directors determines its leadership structure on an annual basis based on a recommendation of the Committee. The Board believes that it should not have a predetermined policy as to whether the Board should be led by an independent Chairperson or Independent Lead Director, but rather it is best for the Board to evaluate the structure and determine what is best for Staples based on a number of factors, such as the size of the Board, the number of independent directors, the established process for and record of Board and management interaction, the qualifications and skills of the individual directors considered for the roles, and company performance. For this year, the Board determined that it was appropriate that Ronald Sargent, our CEO, should remain as Chairperson of the Board and that Robert Nakasone should continue in his role as Independent Lead Director. The Board believes that its current leadership structure assures the appropriate level of management oversight and independence. The Board also felt that it was important that Mr. Sargent, the director most familiar with Staples' day-to-day operations, continue to lead the Board. The combined role of Chairman and CEO allows for a single, clear focus of command to execute Staples' strategic and business plans, particularly during Staples' strategic reinvention. Mr. Nakasone's leadership in fulfilling his role as Independent Lead Director counterbalances any potential conflict of interest arising from having our CEO serve as the Board's Chairperson.
Our Independent Lead Director has the following responsibilities:

•	Authority to call meetings of Independent Directors.

•	Presides at all meetings of the Board at which the Chairperson is not present, including executive sessions of the independent directors.

•	Assures that meetings with the independent directors are held in executive sessions typically, after every Board meeting, but in all circumstances at least twice a year.

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Provides leadership to the Board if circumstances arise in which the role of the Chairperson may be, or may be perceived to be, in conflict with regard to a particular matter with the interests of Staples and its stockholders.

Facilitates communications and serves as a liaison between independent directors and the Chairperson.

•	Works with the Chairperson in the preparation of the agenda for each board meeting and pre-approves the schedules, agendas and information provided to the Board for each meeting.

•	Coordinates the annual performance review of the CEO.

•	Ensures availability for consultation and direct communication, if requested by a major stockholder.

•	Has authority to retain independent advisors on behalf of the Board.

•	Assists the Nominating and Corporate Governance Committee in identifying any individual performance or contribution issues.

•	Otherwise consults with the Chairperson of the Board on matters relating to corporate governance and Board performance.

Meetings and Committees of our Board
Our Board of Directors held a total of six meetings during our 2013 fiscal year. The number of meetings held by each of the committees of our Board during our 2013 fiscal year is set forth below under the description of each committee. During our 2013 fiscal year, all of the directors attended at least 75% of the aggregate number of Board and committee meetings. Our Guidelines provide that directors are encouraged to attend the Annual Meeting, and eleven of our thirteen directors attended last year's annual meeting.
Our Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Executive Committee. The chair of each committee, as a matter of regular practice and to the extent possible, reviews committee meeting materials with management in advance of each Board committee meeting. Each of our standing Board committees operates under a written charter adopted by our Board, a copy of which is available at www.staples.com in the Corporate Governance section of the Investor Information webpage.
Committee membership as of April 7, 2014 was as follows:

Audit Committee Robert Sulentic, Chairperson Basil L. Anderson Justin King Elizabeth A. Smith	Compensation Committee Paul F. Walsh, Chairperson Carol Meyrowitz Raul Vazquez
Nominating and Corporate Governance Committee Vijay Vishwanath, Chairperson Drew G. Faust Rowland T. Moriarty Robert C. Nakasone	Finance Committee Rowland T. Moriarty, Chairperson Basil L. Anderson Paul F. Walsh
Executive Committee Ronald L. Sargent, Chairperson Rowland T. Moriarty Robert C. Nakasone Robert Sulentic Vijay Vishwanath
Audit Committee
The Audit Committee assists our Board in overseeing our compliance with legal and regulatory requirements, the integrity of our financial statements, our independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and our independent registered public accounting firm through receipt and consideration of certain reports from our independent registered public accounting firm. In addition, the Audit Committee assists the Board of Directors in its oversight of the Company's policies and practices with respect to risk assessment and risk oversight, including discussing with management the Company's major financial risk exposures and the steps that have been taken to monitor and control such exposures. The Audit Committee also prepares the Audit Committee Report required under the rules of the SEC, which is included elsewhere in this proxy statement. The Audit Committee has established escalation and oversight procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters. The Audit Committee meets independently with our independent registered public accounting firm, management and our internal auditors. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the SEC and NASDAQ Stock Market. The Audit Committee met four times in person and three times by telephone during our 2013 fiscal year. Our Board has determined that Mr. Sulentic is an audit committee financial expert under the rules of the SEC and all Audit Committee members are independent.

Compensation Committee
The Compensation Committee's responsibilities include setting the compensation levels of executive officers, including our CEO, reviewing, approving and providing recommendations to our Board regarding compensation programs, administering our equity and cash incentive plans and authorizing awards under such incentive plans. The Committee also oversees the administration of the Company's employee stock purchase plans, retirement plans and other employee benefit plans. The Committee may delegate its authority to management as it deems appropriate and may also delegate its authority relating to ministerial matters. The members of the Compensation Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market. The Compensation Committee met four times in person and one time by telephone during our 2013 fiscal year. For more information about the responsibilities of our Compensation Committee, see the "Compensation Discussion and Analysis" section of this proxy statement.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee's responsibilities include providing recommendations to our Board regarding nominees for director, membership on our Board committees, and succession matters for our CEO. An additional function of the Nominating and Corporate Governance Committee is to develop and recommend to our Board our Guidelines and to assist our Board in complying with them. The Nominating and Corporate Governance Committee also oversees the evaluation of our Board and our CEO, reviews and resolves conflict of interest situations, reviews and approves related party transactions and interprets and enforces our Code of Ethics. The Nominating and Corporate Governance Committee also oversees our political contributions and recommends to our Board any proposed revisions to our Corporate Political Contributions Policy Statement. The members of the Nominating and Corporate Governance Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee met four times in person during our 2013 fiscal year.
Finance Committee
The Finance Committee's responsibilities include being available, as needed, to evaluate and consult with and advise our management and our Board with respect to capital structure and capital policies, events and actions that could impact capital structure, payment of dividends, share repurchases, borrowing practices, debt or equity financings, credit arrangements, investments, mergers, acquisitions, joint ventures, divestitures and other similar transactions. The Finance Committee met two times in person during our 2013 fiscal year.
Executive Committee
The Executive Committee is authorized, with certain exceptions, to exercise all of the powers of our Board in the management and affairs of Staples. It is intended that the Executive Committee will take action only when reasonably necessary to expedite our interests between regularly scheduled Board meetings. A quorum can only be established by the presence of both a majority of the members of the Executive Committee and two non-management members of the Executive Committee. The Executive Committee did not meet during our 2013 fiscal year.

Risk Oversight by the Board of Directors
Our Board of Directors is ultimately responsible for reviewing and approving our risk management strategy and framework and key risk parameters. In terms of overseeing the broader enterprise risk management ("ERM") program, the Audit Committee, under powers delegated by the Board, is responsible for the approval and establishment of our risk management framework and ensuring that appropriate policies and practices are in place for risk assessment and management, including that all risk areas are being monitored by senior management, reported to the Board or appropriate Board committee by senior management and addressed as needed. At each quarterly Board meeting, the Audit Committee reports to the Board on all of its specific activities.

Our most senior executives are responsible for collaborating with the Audit Committee to provide oversight to the risk management process and prioritize and validate key risks. Management, through its Enterprise Risk Committee, is then responsible for implementing the Board and Board committee approved risk management strategy and for developing policies, controls, processes and procedures to identify and manage risks. Our Enterprise Risk Committee is composed of leaders from the functional areas of Staples and meets quarterly to coordinate information sharing and mitigation efforts for all types of risks. The Audit Committee stays apprised of significant actual and potential risks faced by Staples and the effectiveness of its risk assessment and management process in part through detailed presentations at least twice a year from the Vice President of Internal Audit as the representative of the Enterprise Risk Committee, and detailed presentations from senior executives from Global Technology, Human Resources and other areas to address specific risks and mitigation strategies. In 2013, management presented to the Audit Committee the results of its enterprise wide review of the major financial, operational and legal risks facing the company and steps that have been taken to monitor and control such exposures. In doing so, management reviewed its ERM methodologies for identifying and prioritizing financial, operational and legal risks and discussed the top level risks and related risk management.

Independent of the ERM process, the Audit Committee is made aware of risks as a result of being briefed in person regularly by our Vice President of Internal Audit, as well as an annual briefing and quarterly reports by our Vice President, Ethics & Compliance. The Audit Committee also meets regularly with the General Counsel. The Audit Committee also meets at least quarterly, in executive session alone with the Vice President of Internal Audit. The Audit Committee uses the results of its discussions with our Vice President of Internal Audit to inform its overall view of risk and approve the proposed audit schedule for the internal audit group. Our internal audit group identifies, assesses and assists management in addressing and managing risks by using the Integrated Framework by the Committee of Sponsoring Organizations of the Treadway Commission (1992), also known as COSO framework. Our Vice President, Ethics & Compliance also provides quarterly reports to the Audit Committee on compliance and ethics matters. These reports also are provided to the Board.

The Audit Committee administers its risk oversight role through the Board committee structure as well. Each Board committee is responsible for monitoring and reporting on the material risks associated with its respective subject matter areas of responsibility. The Audit Committee oversees risks related to our accounting and financial reporting processes and the integrity of our financial statements, the Finance Committee oversees risks related to capital policies and practices and financial transactions, the Nominating and Corporate Governance Committee oversees risks related to corporate governance, including director independence and related party transactions, and as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee oversees risks related to our compensation programs, including an annual review and risk assessment of the Company's compensation policies and practices for all associates and a risk assessment in connection with any changes to our compensation program.

In addition, the Board and the Audit Committee receive presentations throughout the year from management regarding specific potential risks and trends as necessary. This year, the General Counsel provided the Board with a detailed presentation of the Ethics & Compliance program, policies, oversight and enforcement actions. At each Board meeting, the Chairman and CEO addresses in a directors only session matters of particular importance or concern, including any significant areas of risk requiring Board attention. Annually, our full Board reviews in detail the Company's near- and long-term strategies, including consideration of significant risks facing the Company and their potential impact. We believe that the practices described above facilitate effective Board oversight of our significant risks.

Diversity
Diversity has always been very important to us. It comprises one of the four pillars of what we call Staples' Soul. We strive to offer an inclusive business environment that offers diversity of people, thought and experience, as well as diverse suppliers. This also holds true for our Board of Directors. Although we have no formal separate written policy, pursuant to our Guidelines, the Board annually reviews the appropriate skills and characteristics of the Board members in light of the current composition of the Board, and diversity is one of the factors used in this assessment. Not only does the Board view diversity of experience, industry, skills and tenure as important, but also of gender and ethnic backgrounds. Since 2007, we have added seven new directors to our Board. These new directors, who include three women, one Hispanic, and one Asian, have strengthened our Board's diversity of skills and perspectives. We exceed national averages in both women and minority representation on our Board. Additionally, the Board is provided with an annual report on diversity initiatives and Staples' approach and progress on such initiatives.
Director Candidates
The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, engaging a professional recruiting firm to help identify and recruit potential candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.
Stockholders may recommend an individual to the Nominating and Corporate Governance Committee for consideration as a potential director candidate by submitting the following information: (1) the candidate's name; (2) appropriate biographical information and background materials regarding the candidate; and (3) a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Such information should be submitted to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance

Committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the relevant procedures summarized in this proxy statement under the caption "Stockholder Proposals."
Communicating with our Board
Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Chairperson of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee, with the advice and assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries of such communications to the other directors as he or she considers appropriate.
Under procedures approved by our independent directors and subject to the advice and assistance from our General Counsel, communications are forwarded to the Chairperson of the Board (if an independent director), the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee, who monitor communications from stockholders and other interested parties. Copies or summaries of such communications are provided to all directors, if such persons consider it important and appropriate for all directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. In addition, as provided by our Guidelines, if a meeting is held between a major stockholder (including institutional investors) and a representative of the independent directors, the Independent Lead Director will serve, subject to availability, as such representative of the independent directors.
Stockholders who wish to send communications on any topic to our Board should address such communications to The Board of Directors, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The members of our Board are elected for a term of office to expire at the next annual meeting (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). Elizabeth Smith is not seeking re-election, due to personal commitments, and her term will expire upon election of directors at the Annual Meeting, at which time the Board will be reduced to 11 members. In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the assessment criteria set forth in our Corporate Governance Guidelines. These criteria include diversity, age and skills such as understanding of the office products market, the retail industry, finance, accounting, marketing, technology, risk management, international business and other operational and business knowledge needed to oversee a global multi-channel business. The principal qualification of a director is the ability to act effectively on behalf of all of our stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. We believe that the specific skills, qualifications and experience of our directors, considered as a group, should provide a mix of knowledge and abilities that will allow our Board to fulfill its responsibilities.
We believe each nominee in the slate presented below, through their own personal accomplishments and dedication to their profession and community, has demonstrated strong intellectual acumen, solid business judgment, strategic vision, integrity and diligence. The eleven nominees include two directors who joined the Board within the last two years, four nominees that joined the Board within the last seven years and five nominees that have served on our Board at least 15 years. Each of the current directors consistently has demonstrated their strong work ethic and dedication to Staples, including coming prepared to meetings, asking insightful questions, challenging management's assumptions, focusing on long term business strategy, analyzing challenges, evaluating solutions and overseeing implementation. We believe that the composition of the Board, including the varied tenure of our directors, combines institutional knowledge and understanding of our business model, products and services and historical growth strategies with fresh perspectives and exposure to alternative approaches to business process, which promotes lively Board discussion and effective oversight and problem solving.
Many of the nominees are either current or former chief executive officers or chairpersons or vice chairpersons of other large international corporations. As such, they have a deep understanding of, and extensive experience in, many areas that are critical to our operation and success. We have determined that nominees who have served in these roles have extensive experience with financial statement preparation, compensation determinations, compliance, corporate governance, risk management, public affairs and legal matters. Set forth below is biographical information of each of the nominees, highlighting the particular experience, qualifications, attributes or skills of each nominee that supports the conclusion of the Nominating and Corporate Governance Committee that these individuals should serve as directors of Staples.

Served as a Director Since

Basil L. Anderson, age 69
Served as an independent director of Staples since 1997 until we asked him to become our Vice Chairman from September 2001 until his retirement in March 2006. Mr. Anderson is also a director of Hasbro, Inc., Becton, Dickinson and Company, and Moody's Corporation. He served as a director of CRA International, Inc. until January 2011. Among his many qualifications, Mr. Anderson has extensive executive experience in corporate finance gained in part from his position as Chief Financial Officer of Campbell Soup Company and, prior to that, Scott Paper Company. Mr. Anderson also brings to the Board valuable insight into oversight of financial reporting and the audit process based on his experiences serving on the audit committees of multiple boards. Mr. Anderson also has strategic planning expertise, as well as international business experience.
1997

Served as a Director Since

Drew G. Faust, age 66
President of Harvard University since 2007.  As President, Dr. Faust is responsible for all aspects of Harvard's academic and administrative activities, which include operations and research and teaching activities across the globe.  Dr. Faust also serves on the board of Harvard Management Company, which is responsible for investing Harvard's endowment and related financial assets to produce long term results to support the education and research goals of the university.  Dr. Faust led the transformation of Harvard's governance structures.  Among many qualifications, Dr. Faust brings to the board extensive leadership and management experience and skills related to recruiting top talent, capital planning, financial oversight, risk management, technology and strategy.

2012

Justin King, age 52
Chief Executive Officer of J Sainsbury plc, a food and non-food retailer, since March 2004, where he is also Chairman of the Operating Board. Prior to joining J Sainsbury plc, he was an Executive Director of Marks and Spencer Group plc from September 2002 to March 2004. Mr. King has significant retail experience having held a number of senior positions at ASDA/Wal-Mart in Trading, HR and Retail, as Managing Director of Häagen Dazs UK and having spent much of his early career with Mars Confectionery and Pepsi International. He also served on the Prime Minister's Business Advisory Group from November 2010 to December 2012. Mr. King brings to the Board both strategic sales and marketing expertise, as well as an understanding of the complexities of operating international businesses.
2007

Carol Meyrowitz, age 60
Chief Executive Officer of The TJX Companies, Inc., a retailer of apparel and home fashions, since 2007 and a director since 2006. Ms. Meyrowitz was President of TJX from October 2005 to January 2011. Prior to that, Ms. Meyrowitz was President of The Marmaxx Group, the largest division of TJX, from January 2001 to January 2005, and was employed in an advisory role for TJX from January 2005 to October 2005 and consulted for Berkshire Partners L.L.C., a private equity firm, from June 2005 to October 2005. Ms. Meyrowitz is also a director of The TJX Companies, Inc. Ms. Meyrowitz previously served as a director for Amscan Holdings, Inc. from 2005 to 2012. Among many qualifications, Ms. Meyrowitz brings to the Board extensive experience in all aspects of retail operations and management, including real estate, e-commerce, supply chain and logistics, marketing and customer service.
2007

Served as a Director Since

Rowland T. Moriarty, age 67
Chairman of the Board of CRA International, Inc., a worldwide economic and business consulting firm, since May 2002. He has been President and Chief Executive Officer of Cubex Corporation, a privately-held consulting company, since 1992. From 1981 to 1992, Dr. Moriarty was a professor of business administration at Harvard Business School where he taught, among other subjects, marketing. Dr. Moriarty is also a director of WEX Inc. and Virtusa Corporation. Among many qualifications, Dr. Moriarty brings to the Board extensive international experience, a comprehensive understanding of real estate matters and has also developed extensive skills and expertise in corporate governance matters having chaired eight governance committees of various public and private boards.
1986

Robert C. Nakasone, age 66
Chief Executive Officer of NAK Enterprises, a family-owned investment and consulting company, since January 2000. Prior to that, Mr. Nakasone served as Chief Executive Officer of Toys "R" Us, Inc. from 1998 to 1999 and in other positions at that company from 1985 to 1998. While serving as Vice-Chairman, Worldwide Toy Stores and President and Chief Operating Officer, Mr. Nakasone led the company's international expansion into 27 countries throughout Europe, Asia and the Middle East. Mr. Nakasone is also a director of Hormel Foods Corporation. Among many qualifications, Mr. Nakasone brings to the Board extensive executive level public company experience, international business development expertise, as well as strategic planning and skills relating to compensation and corporate governance matters.
1986

Ronald L. Sargent, age 58
Chief Executive Officer of Staples, Inc. since February 2002 and Chairman of the Board of Directors of Staples since March 2005. Prior to that, Mr. Sargent served in various positions at Staples since joining the company in 1989. Mr. Sargent is also a director of The Kroger Co. and Five Below. Previous directorships include Home Depot from 2011 to 2012 and Mattel, Inc. from 2004 to 2011. At Staples, Mr. Sargent has led worldwide operations, retail superstores and the delivery business, and also brings to the Board much experience in supply chain management, merchandising and marketing initiatives. Mr. Sargent's experience with respect to human resources matters is also highly valued.

1999

Served as a Director Since

Robert E. Sulentic, age 57
Chief Executive Officer of CBRE, Inc., a global commercial real estate services company, since December 2012 and President since March 2010. Mr. Sulentic has been a member of the CBRE Board since December 2012. He previously served as President of the company's Development Services business from December 2006 to April 2011. Mr. Sulentic previously served as Chief Financial Officer of CBRE from March 2009 and Group President from July 2009, each until March 2010. Mr. Sulentic was a member of CBRE's Board and Group President of Development Services, Asia Pacific and Europe, Middle East and Africa from December 2006 through March 2009. He was President and Chief Executive Officer of Trammell Crow Company from October 2000 through December 2006 and prior to that served as its Executive Vice President and Chief Financial Officer from September 1998 to October 2000. Among many qualifications, Mr. Sulentic has extensive executive level management experience. Mr. Sulentic also brings to the Board a significant financial background that qualifies him as an audit committee financial expert. His insight with respect to doing business globally is also highly valued.
2007

Raul Vazquez, age 42
Chief Executive Officer and a Director of Progress Financial Corporation or Progreso Financiero, a financial services company serving the needs of the growing Hispanic market, since April 2012. Prior to that, Mr. Vazquez served as an Executive Vice President of Global e-Commerce at Wal-Mart Stores Inc. from February 2011 to August 2011. He also served as Executive Vice President and President of Wal-Mart West at Wal-Mart Stores Inc. from February 2010 to February 2011. He served as Chief Executive Officer of Walmart.com from February 2007 to February 2010, where he oversaw all day-to-day operations and focused on providing multi-channel options for customers. He joined Walmart.com in 2002. He is an e-commerce veteran and has expertise and leadership in e-commerce and retail including hands-on, leadership experience at Wal-Mart and Walmart.com in marketing and operations, among other roles.

2013
Vijay Vishwanath, age 54 Partner at Bain & Company, a management consulting firm, since 1993. Mr. Vishwanath first joined Bain in 1986 and leads its consumer products practice. Prior to joining Bain, Mr. Vishwanath worked at Procter & Gamble. Among many qualifications, Mr. Vishwanath brings to the Board expertise in consumer products and brands, as well as marketing, gained in his position at Bain & Company counseling numerous Fortune 500 companies and, previously, at Procter & Gamble. In addition, Mr. Vishwanath has valuable experience in strategic planning and corporate governance.	2007

Served as a Director Since

Paul F. Walsh, age 64
Served as Chairman and Chief Executive Officer of eFunds Corporation, a transaction processing and risk management company, from September 2002 until eFunds was acquired by Fidelity National Information Services in September 2007. Mr. Walsh also has been the owner and Chief Executive Officer of PFW Management, LLC, a consulting company, since February 2008. PFW Management, LLC does business as Calera FinTech Advisors and targets investments in the financial services and business services industry in concert with Calera Capital. Among many qualifications, Mr. Walsh brings to the Board extensive knowledge relating to risk oversight and management, compliance and regulatory matters. In addition, Mr. Walsh's executive level management brings valuable experience in process excellence, capital markets and corporate finance.
1990

Unless contrary instructions are provided, the persons named as proxies will, upon receipt of a properly executed proxy, vote for the election of Basil L. Anderson, Drew G. Faust, Justin King, Carol Meyrowitz, Rowland T. Moriarty, Robert C. Nakasone, Ronald L. Sargent, Robert E. Sulentic, Raul Vazquez, Vijay Vishwanath and Paul F. Walsh as directors for a term expiring at our 2015 Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by our Board.
        OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors ("Outside Directors"). Our Outside Directors are predominantly compensated through equity awards, reflecting the Compensation Committee's philosophy that director pay should be aligned with the interests of our stockholders. In addition, the Outside Directors receive a cash retainer.
It is the Compensation Committee's goal to maintain a level of Outside Director compensation at the median of companies both within our peer group as well as similarly-sized companies in our general industry. The Compensation Committee annually reviews an extensive analysis of marketplace practices for Outside Director pay conducted by management and reviewed by the Compensation Committee's independent advisor. Consistent with our equity program for associates, the Outside Director compensation program also reflects a value-based approach to equity grants in which the amount of the awards made to Outside Directors is based on a fixed value rather than a fixed number of shares.
Each Outside Director receives a quarterly cash payment of $18,750 and is reimbursed for reasonable expenses incurred in attending meetings of our Board. The chairperson of the Audit Committee receives an additional quarterly cash payment of $3,750. In addition, each Outside Director receives an annual equity grant equal to $175,000 in the form of shares of restricted stock or, for grants after July 2013, in restricted stock units. The shares of restricted stock and restricted stock units for the annual grant vest after one year and may be sold upon vesting. New Outside Directors receive a one-time initial grant of restricted stock or restricted stock units equal to $150,000, which vests after three years. All Outside Directors are subject to a stock ownership guideline of five times the annual Board cash retainer and have five years after joining the Board to meet such ownership guideline.
During fiscal year 2013, on the second business day following the first regularly scheduled Board meeting, each of our Outside Directors received their annual restricted stock grant, other than Mr. Vazquez who received a pro-rated award of restricted stock units in September 2013 after his election to the Board at the 2013 annual meeting of stockholders. In addition, on the same day the annual grant was awarded, (a) the Independent Lead Director was granted restricted stock units with a value of $40,000 and (b) each chairperson of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee was granted restricted stock units with a value of $32,000. The chairperson of the Finance Committee was granted restricted stock units with a value of $8,000 on the day of the annual grant, and an additional prorated grant with a value of $4,000 in September 2013 after approval by the Compensation Committee to increase compensation to the Finance Committee chairperson based on additional responsibilities. In each case, the restricted stock units vest on the date of each of the four regularly scheduled quarterly Board meetings that such Independent Lead Director or chairperson holds such position and are paid in shares on the one year anniversary of the award. The number of shares of restricted stock or restricted stock units to be granted is determined by dividing the fixed value by the closing price of our common stock on the date of grant. Upon a change-in-control of Staples or upon a director leaving our Board after reaching the age of 72, all of such director's outstanding restricted stock would fully vest and the restricted stock units would fully vest and be paid out.
The table below sets forth certain information concerning our 2013 fiscal year compensation of our Outside Directors.

DIRECTOR COMPENSATION FOR 2013 FISCAL YEAR

Name*	Fees earned or paid in cash ($)	Stock Awards ($) (1)(2)		All Other Compensation ($)		Total ($)
Basil L. Anderson	75,000	175,003		—		250,003
Arthur M. Blank	75,000	215,006	(3)	—		290,006
Drew G. Faust	75,000	175,003		—		250,003
Justin King	75,000	175,003		20,737	(4)	270,740
Carol Meyrowitz	75,000	175,003		—		250,003
Rowland T. Moriarty	75,000	187,011		—		262,011
Robert C. Nakasone	75,000	195,008		—		270,008
Elizabeth A. Smith (5)	75,000	175,003		—		250,003
Robert E. Sulentic	90,000	207,005		—		297,005
Raul Vazquez	37,500	237,509				275,009
Vijay Vishwanath	75,000	207,005		—		282,005
Paul F. Walsh	75,000	207,005		—		282,005
______________________________________________________________________
*Excludes Mr. Sargent, our CEO, who does not receive compensation for his services as director and whose compensation as a named executive officer is reported in the Summary Compensation Table included in this proxy statement.

(1)
The amounts shown in the Stock Awards column represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 for awards granted during our 2013 fiscal year, not the actual amounts paid to or realized by our Outside Directors during our 2013 fiscal year.

(2)
The aggregate fair value of these awards is based on the market price of our common stock on the date of grant. Fractional shares are rounded up to the nearest whole share. Awards made during 2013 represent:

•	Annual grant of shares of restricted stock to each director, other than Mr. Vazquez, with a grant date fair value of $175,003;

•	For Mr. Vazquez, initial grant of restricted stock units upon election as a director with a grant date fair value of $150,001 and pro rated annual grant for a half year of Board service;

•	For Mr. Blank, our Independent Lead Director until August 2013, restricted stock units with a grant date fair value of $40,003;

•	For Mr. Nakasone, our Independent Lead Director beginning in August 2013, restricted stock units with a grant date fair value of $20,005;

•
For Messrs. Sulentic, Vishwanath and Walsh, chair of our Audit Committee, chair of our Nominating and Corporate Governance Committee and chair of our Compensation Committee, respectively, for fiscal year 2013, restricted stock units with a grant date fair value of $32,002 each; and

•	For Mr. Moriarty, chair of our Finance Committee for fiscal year 2013, restricted stock units with a grant date fair value of $12,008.

(3)
Mr. Blank retired from our Board of Directors on December 31, 2013. Upon his departure, all of the shares relating to his his annual grant of restricted stock and half of the shares relating to his Independent Lead Director grant were forfeited.

(4)
Amounts listed in the All Other Compensation column includes payments made to Mr. King in connection with correcting tax filing deficiencies due to Staples' inadvertent failure to withhold U.S. and Massachusetts taxes as required due to Mr. King's status as a foreign citizen in tax years 2007-2011. Reimbursements to Mr. King include (i) interest and penalties imposed by U.S. and Massachusetts tax authorities for late payment, and (ii) taxes owed with respect to the reimbursements. The amounts are pending final resolution with U.S. tax authorities.

(5)	In March 2014, Ms. Smith notified the Board that, due to personal commitments, she would not stand for re-election to the Board.

OUTSTANDING DIRECTOR AWARDS
The table below supplements the Director Compensation table above by providing (1) the number of restricted shares and restricted stock units awarded to our directors during our 2013 fiscal year and (2) the total number of stock options, unvested restricted shares and outstanding restricted stock units held by our directors as of February 1, 2014, the end of our 2013 fiscal year.

Name	Grant Date	Award Type	Number of Shares/Units Awarded in FY 2013		Total Options, Unvested Restricted Shares and Restricted Stock Units as of 2013 FYE (1)(2)(3)
Basil L. Anderson	3/7/2013	RS	13,715		13,715
		OP	—		91,367
Arthur M. Blank	3/7/2013	RS	13,715	(4)	—
	3/7/2013	RSU	3,135		1,568
		OP	—		118,367
Drew G. Faust	3/7/2013	RS	13,715		25,325
		OP	—		—
Justin King	3/7/2013	RS	13,715		13,715
		OP	—		82,367
Carol Meyrowitz	3/7/2013	RS	13,715		13,715
		OP	—		77,867
Rowland T. Moriarty	3/7/2013	RS	13,715		13,715
	3/7/2013	RSU	627		627
	9/12/2013	RSU	275		275
		OP	—		136,367
Robert C. Nakasone	3/7/2013	RS	13,715		13,715
	9/12/2013	RSU	1,373		1,373
		OP	—		158,867
Elizabeth A. Smith (5)	3/7/2013	RS	13,715		13,715
		OP	—		41,954
Robert E. Sulentic	3/7/2013	RS	13,715		13,715
	3/7/2013	RSU	2,508		2,508
		OP	—		82,367
Raul Vazquez	6/5/2013	RS	10,232		10,232
	9/12/2013	RSU	6,006		6,006
Vijay Vishwanath	3/7/2013	RS	13,715		13,715
	3/7/2013	RSU	2,508		2,508
		OP	—		86,867
Paul F. Walsh	3/7/2013	RS	13,715		13,715
	3/7/2013	RSU	2,508		2,508
		OP	—		158,867
RS = Restricted stock, RSU = Restricted stock unit, OP = Stock option

(1)
Restricted stock and restricted stock unit awards granted in connection with the annual director grant and made after 2008 vest in full on the first anniversary of the grant date, provided that the director then serves on our Board. Restricted stock awards made prior to 2008 vested in full on the third anniversary of the grant date. Restricted stock will fully vest, and restricted stock units will fully vest and pay out, upon retirement or resignation should such director leave our Board after reaching the age of 72. Restricted stock awards made from 2008 through 2010 may be sold only upon leaving our Board.

(2)
Restricted stock units awarded to our Independent Lead Director and each chairperson of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Finance Committee vest ratably on the date of each of the four regularly scheduled quarterly Board meetings that such Lead Director or chairperson held such position and are paid on the one year anniversary of the award.

(3)
Stock options awarded during 2008, 2009 and 2010 vested in full on the first anniversary of the grant date, provided that the director served on our Board. Stock option awards made prior to 2008 vested ratably on an annual basis over a four-year vesting period, provided that the director then served on our Board.

(4)
Mr. Blank retired from our Board in December 2013. Upon his departure, all of the shares relating to his annual grant of restricted stock and half of the shares relating to his Independent Lead Director grant were forfeited.

(5)	In March 2014, Ms. Smith notified the Board that, due to personal commitments, she would not stand for re-election to the Board.

APPROVE 2014 STOCK INCENTIVE PLAN
(Item 2 on the Proxy Card)

Introduction
We are asking our stockholders to approve our 2014 Stock Incentive Plan, or the 2014 Plan, at the Annual Meeting. Our 2014 Plan was adopted by our Board of Directors, upon recommendation by the Compensation Committee, on March 3, 2014, subject to the approval of the plan by our stockholders. The Board of Directors believes that the future success of Staples depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel.
The 2014 Plan is intended to replace our Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”), which expires on June 17, 2014. As of April 7, 2014, options to purchase 33,239,830 shares of Common Stock, 5,677,510 shares of restricted stock, 4,321,359 restricted stock units and 7,220,247 performance shares were outstanding under the 2004 Plan and 1,162,074 shares of Common Stock remained available for issuance under the 2004 Plan. No additional equity grants may be made under the 2004 Plan after June 17, 2014 but awards granted on or before such date will remain outstanding and shares under the 2004 Plan will roll-over to the 2014 Plan, as described in more detail below.
If stockholders approve the 2014 Plan, we currently anticipate that the shares available under the 2014 Plan will be sufficient to meet our expected needs through at least fiscal 2016 inclusive of the performance share awards typically granted in the beginning of each fiscal year to executive officers and the annual grant of restricted stock units to other officers and associates. However, future circumstances and business needs may dictate a different result. In determining the number of shares reserved for issuance under the 2014 Plan, the Compensation Committee and the Board of Directors considered the following:

•
Remaining Competitive by Attracting/Retaining Talent. As discussed above, the Compensation Committee and the Board of Directors considered the importance of an adequate pool of shares to attract, retain and reward our high-performing employees, especially since we compete with many similar companies for a limited pool of talent.

•
Grant Practices in Light of Changes to our Compensation Program. The Compensation Committee and the Board of Directors considered the equity awards that we have granted in the past five years, noting that we have significantly reduced the annual recipient pool from approximately 8,000 associates in 2010 to approximately 800 in 2013. In addition, the Compensation Committee and the Board of Directors considered that the current compensation program for executive officers includes one long term incentive in the form of performance shares as discussed in the CD&A section of this proxy statement. At the time of grant, we are required to reserve shares assuming maximum payout of the performance shares including the 25% opportunity to increase payout based on relative TSR performance.

•
Forecasted Grants. As discussed above, the Compensation Committee and the Board of Directors anticipates that the proposed 15,000,000 share request plus shares rolled-over from the 2004 plan will be sufficient for our equity award usage through at least fiscal 2016 based on projected share utilization. In determining the projected share utilization, the Compensation Committee and the Board of Directors considered a forecast that included the following factors: projected annual share utilization, cancellations, forfeitures and repurchases of unvested restricted shares.

•
Institutional Investor Guidelines. Because of our significant institutional stockholder base, the Compensation Committee and the Board of Directors also considered the relevant guidelines from proxy advisory firms and institutional investors. Our average burn rate and the dilution relating to the proposed share reserve under the 2014 Plan are within such guidelines, as described more fully below.

Information Regarding Overhang and Dilution
In developing our share request for the 2014 Plan and analyzing the impact of utilizing equity on our stockholders, we considered both our “burn rate” and our “overhang”, which we consider to be important metrics of how our equity compensation program affects our stockholders.
Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Our burn rate for fiscal 2013 was was 0.8% and has been steadily declining for the last three years. Following the ISS methodology, our three average three year burn rate has been 2.8%, well below the ISS Retailing burn rate cap of 4.16%.
Overhang is a measure of potential dilution and is defined as the sum of (i) the total number of shares of Common Stock underlying all equity awards outstanding and (ii) the total number of shares of Common Stock available for future award grants, divided by: the sum of (a) the total number of shares of Common Stock underlying all equity awards outstanding, (b) the total number of shares of Common Stock available for future award grants and (c) the basic weighted average shares of Common Stock outstanding for the most recently completed fiscal year. Our overhang at February 1, 2014 was 7.8%. If the 15,000,000 shares proposed to be authorized for grant under the 2014 Plan are included in the calculation, our overhang would be 9.7%.

We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s shareholders.
Description of the 2014 Plan
The 2014 Plan contains the following material terms that are designed to provide the Company with sufficient shares of Common Stock to properly incent and retain its employees, advisors and directors, but also to align the plan with best practices. In particular, and as described more fully below, the 2014 Plan:

•	Provides for 15,000,000 shares of our Common stock authorized for issuance under the plan, plus shares rolled-over from 2004 Plan;

•
Allows shares used to satisfy statutory minimum tax withholding obligations on awards other than stock options and stock appreciation rights (SARs) to be returned to the 2014 Plan for the grant of future awards;

•	Provides that shares that we repurchase on the open market using proceeds from the exercise of awards will not increase the number of shares available for issuance under the 2014 Plan;

•
Requires that discretionary awards to our non-employee directors be granted and administered by a Committee of the Board of Directors, all of the members of which are independent as defined under the NASDAQ Rules;

•
Limits the number of shares of Common Stock with respect to which awards may be granted to each non-employee director to 150,000 per fiscal year and to all non-employee directors to no more than 2,000,000 in the aggregate over the life of the 2014 Plan;

•	Broadly prohibits the repricing of options and SARs without stockholder approval;

•
Requires that no dividends or dividend equivalents will be paid with respect to restricted stock, restricted stock units, other stock-based awards and performance awards (referred to as “full-value awards”) unless and until the underlying award vests; and

•
For purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, (i) provides that no more than 3,450,000 shares of Common Stock may be made subject to awards granted per participant under the 2014 Plan per fiscal year; and (ii) establishes performance criteria upon which performance goals may be based with respect to performance awards granted under the 2014 Plan.

The following is a brief description of the 2014 Plan. A copy of the 2014 Plan is attached as Appendix A to this proxy statement.
Types of Awards
The 2014 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code and non-statutory stock options (together, “Options”), stock appreciation rights (“SARs”), restricted stock (“Restricted Stock”), restricted stock units (“Restricted Stock Units”) and other stock-based awards (“Other Stock-Based Awards”), as described below (collectively, “Awards”).

Shares Authorized
Up to 15,000,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to Awards granted under the 2014 Plan. In addition, (i) any shares of Common Stock that remain available for issuance under the 2004 Plan as of the date of the Annual Meeting (approximated to be 1,162,074 as of April 7, 2014) and (ii) any shares of Common Stock subject to awards outstanding under the 2004 Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right, shall be available for issuance under the 2014 Plan, subject, in the case of incentive stock options, to any limitations under the Code.
If any Award (i) expires or is terminated, surrendered, canceled or forfeited or (ii) results in any Common Stock not being issued (including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash), the unused shares of Common Stock covered by such Award will again be available for grant under the 2014 Plan, subject, however, in the case of incentive stock options, to any limitations under the Code. Notwithstanding the foregoing, in the case of an independent SAR, the full number of shares subject to such SAR (or portion thereof) settled in stock will be counted against the number of shares available under the 2014 Plan regardless of the number of shares actually used to settle such SAR (or portion thereof). Any shares of Common Stock delivered (either by actual delivery, attestation or net exercise) to the Company to purchase shares of Common Stock on the exercise of an Award or to satisfy the tax withholding obligations attributable to the exercise of an Option or SAR shall not be added back to the number of shares available for the future grant of Awards under the 2014 Plan. Any shares of Common Stock delivered to the Company to satisfy the tax withholding obligations in respect of full-value awards shall be added back to the number of shares available for the future grant of Awards under the 2014 Plan. Shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for the future grant of Awards under the 2014 Plan.
Types of Awards
Incentive Stock Options and Non-statutory Stock Options. Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which shall not be less than the fair market value of the Common Stock on the date of grant, provided that if the Board of Directors approves the grant of an option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the fair market value on such future date. Options may not be granted for a term in excess of ten years. The 2014 Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a “cashless exercise” through a broker, (ii) subject to certain conditions, surrender to the Company of shares of Common Stock, (iii) any other lawful means, or (iv) any combination of these forms of payment.
Stock Appreciation Rights. An SAR is an award entitling the holder, upon exercise, to receive an amount in Common Stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. SARs may be granted independently or in tandem with an option. The measurement price of each SAR shall not be less than 100% of the fair market value on the date the SAR is granted; provided that if the Board of Directors approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the fair market value on such future date. No SAR will be granted with a term in excess of ten years.
Restricted Stock. Restricted Stock entitles recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.
Restricted Stock Units. Restricted Stock Units entitle the recipient to receive shares of Common Stock to be delivered at the time such unit awards vest or at a later delivery date pursuant to the terms and conditions established by the Board of Directors.
Other Stock-Based Awards. Under the 2014 Plan, the Board of Directors has the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board of Directors may determine, including the grant of shares based upon certain conditions, the grant of Awards that are valued in whole or in part by reference to, or otherwise based on, shares of Common Stock, and the grant of Awards entitling recipients to receive shares of Common Stock to be delivered in the future.
Performance Awards. A committee of the Board of Directors (the “Committee”) that is comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance based compensation” under Section 162(m) of the Code may determine, at the time of grant, that an award of Restricted Stock, Restricted Stock Units or an Other Stock-

Based Award granted to an officer will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code. The performance criteria for each such Award which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: net income, earnings per share, return on sales, assets or equity investment, cash flow or free cash flow, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, gross margins, stock price, market share, improvement of financial ratings, achievement of balance sheet or income statement objectives, total stockholder return or customer service levels. In addition, customer service target levels will be based on predetermined tests of customer service levels such as scores on blind test (“mystery”) shopping, customer comment card statistics, customer relations statistics (i.e., number of customer complaints) and delivery response levels. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) special, one-time or extraordinary items, gains, losses or events, including but not limited to the impact of acquisitions or divestitures, curtailment or settlement gains and losses, debt extinguishment costs,  accelerated depreciation or amortization, legal settlements and tax benefits and expenses related to items outside of normal operations, (ii) discontinued operations, (iii) the effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (z) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.
With respect to Awards that are intended to qualify as performance based compensation, the Committee may adjust downward, but not upward, the number of shares deliverable with respect to such Award, and the Committee may not waive the achievement of the performance conditions with respect to such Award except in the case of the death or disability of the participant or a change in control of the Company.
Dividends; Dividend Equivalents
Any dividends or dividend equivalents paid with respect to Awards will be subject to the same restrictions on transferability and forfeitability as the Award with respect to which paid.
Limitation on Repricing
Without the approval of our stockholders, we may not (except in connection with recapitalizations or reorganization events): (1) amend any outstanding option or SAR granted under the 2014 Plan to provide an exercise or measurement price per share that is lower than the then-current exercise or measurement price per share of such outstanding option or SAR, (2) cancel any outstanding option or SAR (whether or not granted under the 2014 Plan) and grant in substitution therefor new Awards under the 2014 Plan (other than certain substitute awards as described below) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current exercise or measurement price per share of the cancelled option or SAR, (3) cancel in exchange for a cash payment any outstanding option or SAR with an exercise or measurement price per share above the then-current fair market value, other than in connection with recapitalizations and the like or reorganization events, or (4) take any other action under the 2014 Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.
Transferability of Awards
Except as the Board of Directors may otherwise determine or provide in an Award, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are exercisable only by the participant.
Eligibility to Receive Awards
Employees, officers, directors, consultants and advisors of the Company and its present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors, are eligible to be granted Awards under the 2014 Plan. Under present law, however, incentive stock options may only be granted to employees of the Company and its subsidiaries.
The maximum number of shares with respect to which Awards may be granted to any participant under the 2014 Plan may not exceed 3,450,000 shares per calendar year. For purposes of this limit, the combination of an option in tandem with SAR is treated as a single award. The maximum number of shares of Common Stock with respect to which Awards may be granted as incentive stock options under the 2014 Plan is 10,000,000.
Plan Benefits
As of April 7, 2014, approximately 750 persons were eligible under our equity compensation program to receive Awards under the 2014 Plan, including our 8 executive officers and 10 non-employee directors seeking re-election at the Annual Meeting. The granting of Awards under the 2014 Plan is discretionary, and we cannot now determine the number or type of Awards to be granted in the future to any particular person or group.
On April 7 2014, the last reported sale price of our Common Stock on the NASDAQ Global Select Market was $12.02.
Administration
The 2014 Plan will be administered by our Board of Directors. Our Board of Directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2014 Plan that it deems advisable and to construe and interpret the provisions of the 2014 Plan and any award agreements entered into under the 2014 Plan. Our Board of Directors may correct any defect, supply any omission or reconcile any inconsistency in the 2014 Plan or any award in the manner and to the extent it deems expedient to carry the 2014 Plan into effect and will be the sole and final judge of such expediency. All decisions by our Board of Directors will be made in the Board of Directors’ sole discretion and will be final and binding on all persons having or claiming any interest in the 2014 Plan or in any award. No director or person acting pursuant to the authority delegated by the Board of Directors will be liable for any action or determination made in good faith relating to or under the 2014 Plan.
Pursuant to the terms of the 2014 Plan, our Board of Directors may delegate any or all of its powers under the 2014 Plan to one or more committees or subcommittees of the Board of Directors. Our Board of Directors has authorized our Compensation Committee to administer certain aspects of the 2014 Plan, including the granting of awards to executive officers.
In addition, to the extent permitted by applicable law, our Board of Directors may delegate to one or more of our officers the power to grant awards to our employees or officers, and to exercise such other powers under the 2014 Plan as our Board of Directors may determine. Our Board of Directors will fix the terms of any awards to be granted by such officers (including the exercise price of such awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to awards that the officers may grant. No officer will be authorized to grant awards to any “executive officer” (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” (as defined by Rule 16a-1 under the Exchange Act).
Discretionary awards to non-employee directors may be granted and administered only by a committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the NASDAQ Rules.
Subject to any applicable limitations contained in the 2014 Plan (including with respect to performance awards), our Board of Directors generally selects the recipients of awards and determines the following with respect to such awards:

•	the number of shares of our Common Stock covered by options and the dates upon which the options become exercisable;

•	the exercise price of options and measurement price of SARs (neither of which may be less than 100% of the fair market value of our Common Stock on the date of grant);

•	the duration of options and SARs (neither of which may exceed ten years); and

•
the number of shares of our Common Stock subject to any SAR, award of Restricted Stock, Restricted Stock Units or Other Stock-Based Award and the terms and conditions of such Awards, including conditions for repurchase, issue price, measurement price, repurchase price and vesting.

Each Award under the 2014 Plan may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and our Board of Directors need not treat participants uniformly. Our Board of Directors will determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights under the Award.
The Board of Directors is required to make appropriate adjustments in connection with the 2014 Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2014 Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled or (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company. In connection with a Reorganization Event, the Board of Directors may take any one or more of the following actions as to all or any outstanding Awards (other than Awards of Restricted Stock) on such terms as the Board of Directors determines:

•	provide that Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof),

•
upon written notice, provide that all unexercised options or other unexercised Awards will become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice,

•	provide that outstanding Awards will become realizable or deliverable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon such Reorganization Event,

•
in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to an Award holder equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the holder’s Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all the holder’s outstanding Awards, in exchange for the termination of such Awards;

•	provide that, in connection with a liquidation or dissolution of the Company, Awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof); and

•	any combination of the foregoing.

The 2014 Plan contains additional, specific provisions related to the treatment of Restricted Stock Units that are subject to Section 409A of the Code in connection with a Reorganization Event.
In connection with a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock will inure to the benefit of the Company’s successor and shall, unless the Board of Directors determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.
The Board of Directors may at any time provide that any Award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.
Our Board of Directors may also amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, subject in each case to the limitations set forth in the 2014 Plan with respect to repricings, performance awards, and actions requiring stockholder approval, provided that such actions will require the approval of the participant, unless our Board of Directors determines that the action, taking into account any related action, does not materially and adversely affect the participant or is otherwise permitted by the 2014 Plan.
Substitute Awards
In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board of Directors may grant Awards in substitution for any awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms, as the Board of Directors deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the 2014 Plan. Substitute Awards will not count against the 2014 Plan’s overall share limit, except as may be required by the Code.

Provisions for Foreign Participants
The Board of Directors may establish subplans or procedures under the 2014 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
Amendment or Termination
No Award may be made under the 2014 Plan after the tenth anniversary of stockholder approval of the 2014 Plan but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 2014 Plan, provided that no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained. No Award will be made that is conditioned upon stockholder approval of any amendment to the 2014 Plan unless the Award provides that (1) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.
If our stockholders do not approve the adoption of the 2014 Plan, the 2014 Plan will not go into effect, and we will not grant any Awards under the 2014 Plan. In such event, the Board of Directors will consider whether to adopt alternative arrangements based on its assessment of the needs of our company.

Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 2014 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.
Incentive Stock Options
A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Non-statutory Stock Options
A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Stock Appreciation Rights
A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock
A participant will not have income upon the grant of Restricted Stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Units
A participant will not have income upon the grant of a Restricted Stock Unit. A participant is not permitted to make a Section 83(b) election with respect to a Restricted Stock Unit award. When the Restricted Stock Unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Other Stock-Based Awards
The tax consequences associated with any Other Stock-Based Award granted under the 2014 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying Common Stock.
Tax Consequences to the Company
There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.
OUR BOARD RECOMMENDS YOU VOTE “FOR” THE 2014 STOCK INCENTIVE PLAN.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis ("CD&A")
The Compensation Committee (the "Committee") of our Board of Directors (the "Board") consists of independent directors who oversee our executive compensation program, review our compensation strategy and determine all compensation for our executive officers. This section describes the compensation program for our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and three other most highly compensated executive officers for 2013, whom we collectively refer to as our "named executive officers" ("NEOs"). Our NEOs are:

•	Ronald L. Sargent, CEO

•	Christine T. Komola, Executive Vice President and CFO

•	Joseph G. Doody, President North American Commercial (“NAC”)*

•	Demos Parneros, President North American Stores & Online (“NAS&O”)

•	John Wilson, President Europe

* Effective February 2, 2014, Mr. Doody assumed the role of Vice Chairman.

Executive Summary

Staples is a world-class provider of products and services that serve the needs of business customers of all sizes and consumers through a highly complex, multi-channel business in 25 countries. The company is engaged in a strategic reinvention focused on expanding our product offering in categories beyond office supplies, accelerating growth of online sales, reducing expenses and reshaping existing businesses to improve productivity.
During 2013, the company made solid progress against its reinvention priorities including:

•	Expanded our assortment in categories beyond office supplies: Added over 400,000 products to Staples.com

◦	Launched vertical product solutions on Staples.com including retail store, restaurant and education supplies

◦	Expanded assortment of cleaning and break-room and mobility products in our retail stores

◦	Added Apple hardware and accessories to our online and retail assortment in the United States

•	Accelerated growth online:

◦	Added new e-commerce leadership and talent to our organization

◦	Launched refresh of Staples.com

◦	Acquired Runa to build ecommerce personalization capabilities

◦	Opened a new software development center in Seattle, WA

•	Reinvented our contract selling model:

◦	Developed and deployed new unified and collaborative Strategic Account Leader selling model

◦	Added contract specialists to drive growth in categories beyond office supplies

◦	Drove over $150 million of sales growth in categories beyond office supplies in North American Contract

•	Streamlined our organization to reduce costs and fund growth investments:

◦	Achieved more than $200 million of gross cost savings

◦	Eliminated 15% of directors and vice presidents in North America

◦	Restructured contract sales force and retail store organization

•	Streamlined our European organization to improve productivity:

◦	Reduced pan-European headcount by 20% over a two year period

◦	Divested non-core Printing Systems business

◦	Consolidated pan-European merchandise assortment

◦	Launched new web-platform across Europe to drive efficiency and improve customer experience

•	Generated operating cash flow of $1.1 billion and invested $371 million in capital expenditures, resulting in free cash flow of $737 million

•	Remained committed to returning excess cash to shareholders with share repurchase and cash dividends totaling $618 million

•	Reduced total debt outstanding from $2.0 billion at the beginning of 2013 to $1.1 billion at the end of the year

The Committee’s compensation decisions in 2013 were intended to drive the highest level of executive team engagement to lead the organization through its strategic reinvention, and to attract and retain world class executive talent. To motivate our executives to execute on the key priorities of the strategic plan, the Committee made changes to our compensation program for fiscal year 2013, including:

•	increasing the percentage of compensation that is performance-based or “at risk;”

•	re-tooling the goals in our incentive awards to prioritize sales growth in categories beyond office supplies and incorporate a relative TSR performance measure; and

•	streamlining the long term incentive program into a single element of performance shares.
These changes are consistent with feedback we received from our stockholders, and are discussed in more detail later in this section.
The primary objective of our compensation program is to align executive pay with long term stockholder value creation. In 2013, we simplified our executive compensation program to include three elements: base salary, annual performance-based cash incentive and long term stock incentive comprised of 100% performance shares that are earned based on company performance over fiscal years 2013-2015.

The company’s strategic reinvention is a multi-year plan. The Committee believes that the existing compensation program, including its objectives, construction and associated performance measures continue to align with the goals of our strategic reinvention plan. As a result, there are no design changes to our executive compensation program for fiscal 2014.
2013 Compensation Actions

In March 2013, the Committee explored changes to the compensation program to strengthen its support of the reinvention strategy. The Committee challenged historic design assumptions and evaluated the effectiveness of traditional performance metrics intended to incent and motivate management to execute on the company's reinvention plan and to drive growth in stockholder value. In the course of its review, the Committee considered the complexity of the business, historical regression analysis of relevant performance metrics, input on current market practices from the Committee’s independent compensation consultant, the highly competitive environment for talent and prior years' say-on-pay votes. The Committee’s overarching objective was to create a stronger link between pay and performance and to simplify our executive compensation program.

As a consequence of its review, the Committee made the following changes to our 2013 executive compensation program:

Objective	Action
Support our growth strategy
• Annual cash bonus plan performance metrics:
○ 50% earnings per share (EPS)
○ 50% sales
      - 25% total company sales
      - 25% sales beyond office supplies growth
• For purposes of calculating beyond office supplies, “office supplies” is defined as paper, ink, toner and core office products (writing, folders, paperclips, etc.).

Emphasize long term stockholder value creation
• Long term awards are 100% in the form of performance shares
• Performance share metrics:
○ 50% return on net asset percentage (RONA%)
○ 50% sales growth
• Three year performance period, with goals set annually for each year
• Award earned may be increased or decreased by 25% based on the company's cumulative total shareholder return (TSR) over three year performance period relative to the S&P 500

Enhance pay for performance alignment	• Eliminated annual grants of time-based restricted stock awards and stock options
Simplify the program	• Long term incentive program now comprised solely of performance shares (rather than a mix of long term cash incentive, stock options and time-based restricted stock)

Compensation for executives in 2013 reflects these changes to the program. In addition, the Committee granted a one-time 2013-2014 performance-based long term cash award to certain officers of the company, including the NEOs other than Mr. Wilson, in recognition that the three year cumulative RONA goal under the outstanding 2012-2014 long term cash award was highly unlikely to be achieved as the original award no longer represented the company’s priorities due to the strategic reinvention plan. The 2013-2014 long term cash award incorporates performance goals that are more reflective of our current strategy. Also, in March 2014, the Committee approved a 2013 Reinvention Cash Award for all bonus-eligible associates, including the NEOs, in an amount equal to 16% of each associate’s 2013 target annual cash bonus award.   The award was approved in recognition of additional responsibilities and workloads, as well as progress against our strategic plan in 2013.   The Committee also recognized the need to address retention of key talent and to continue to motivate associates in light of the fact that we did not pay any bonus under the Executive Officer Incentive Plan or Key Management Bonus Plan in 2013 and 2012.

As a result of the changes to the compensation program in 2013, an average of 84% of total target compensation (excluding the Reinvention Cash Award) for the NEOs was “at risk” based on performance results, and 100% of long term incentive compensation was contingent on results.

Stockholder Feedback and Say-on-Pay Results
The company conducted its fifth annual corporate governance outreach program during the fall of 2013 and solicited input from various shareholders and advisory groups. Shareholders overwhelmingly supported the changes made to our program, which incorporated much of the feedback we had previously received. Shareholders endorsed our say-on-pay advisory proposal at last year’s annual meeting with a 98% approval vote.

Review of 2013 Pay for Performance

2013 CEO Compensation and Long Term Performance
Total CEO compensation for 2013 as reported in our Summary Compensation Table was $10,767,880, including the grant date fair value of the performance shares (76% of total 2013 compensation), which are earned over the fiscal 2013-2015 period and paid only if the performance goals are achieved at the end of the period. In addition, total CEO compensation includes the amounts earned in 2013 under the 2011-2013 long term cash plan and a one-time 2013-2014 long term cash award, as well as the Reinvention Cash Award payment. When comparing 2013 and 2012 total compensation, it should be noted that the rules governing disclosure of performance-based equity (2013 performance share award) require presentation based on grant date fair value of the award, which we present at target, in the Summary Compensation Table and the disclosure rules for performance-based cash awards (2012 long term cash incentive) require presentation based on amounts earned. As a result, the change in pay from 2012 to 2013 reported in the Summary Compensation Table appears to be considerably larger than it really is because the value of the entire 2013 long term incentive award (performance shares only) is included in total compensation, where 2012 compensation is understated because SEC rules direct that a substantial portion be disclosed in future years.
When reviewing our CEO’s compensation relative to our peer group benchmarks, the Committee reflected on the company’s performance in relation to the compensation Mr. Sargent earned for the corresponding period. The Committee examined the Company’s total shareholder return, earnings per share growth, return on invested capital and revenue growth, and compared them to the results generated by our peer companies over the same timeframes. When the Committee performed its review in December 2013, complete fiscal year pay and performance data for the peer group was available only through 2012, so the Committee limited its analysis to the years 2010-2012. In considering the appropriateness of each of our CEO’s pay components, the Committee stressed realizable total direct compensation, or “TDC,” over the performance period and not the annual TDC reported in our Summary Compensation Table. Realizable total direct compensation includes base salary, annual bonus earned and the current value (as of the end of the performance cycle) of any equity and long term cash awards granted in 2010-2012. Our executive compensation program is designed to promote long term sustained performance, and the Committee believes that realizable TDC is a better reflection of individual earnings than is the TDC in the Summary Compensation Table because realizable TDC incorporates into the measure of equity award value increases and decreases in share price over the performance cycle.

The Committee observed that our CEO’s actual compensation received aligned strongly with our proven results over the most recently completed one- and three-year fiscal periods. While our return on invested capital was strong, performance with respect to total shareholder return, earnings per share growth, and revenue growth all rested below median. Mr. Sargent’s actual total compensation, meanwhile, also was lower than the median pay for CEOs across our peer group (18th percentile for one-year compensation; 27th percentile for average pay over three years).

The charts below illustrate Mr. Sargent’s actual compensation position relative to median pay levels for CEOs across our peer group.

Mr. Sargent vs. Peer Medians
(1-Year Actual Compensation)
0%
-10%
-20%
-30%
-40%
-50%
-60%
-7.4%
-56.5%
-24.6%
-37.3%
Base Salary
Actual Total Cash
Long Term Incentives
Actual Total Comp

Mr. Sargent vs. Peer Medians
(3-Year Actual Compensation)
0%
-5%
-10%
-15%
-20%
-25%
-30%
-35%
-7.3%
-33.4%
-3.9%
-14.5%
Base Salary
Actual Total Cash
Long Term Incentives
Actual Total Comp

Performance Goals

We set our goals for our incentive programs within the first 90 days of the fiscal year. Target performance goals are generally based on our fiscal year operating plan and outlook for the upcoming year. For example, in March 2013, in connection with our 2012 fourth quarter and year-end earnings press release, we issued guidance for 2013 that we expected EPS in the range of $1.30 to $1.35 and that we expected sales to increase in the low single digits over 2012 sales on a 52 week basis of $23.9 billion. Our 2013 goals for these performance metrics, which would have resulted in 100% payout if achieved, were $1.298 per share and $23.8 billion, respectively.

The table below highlights our history of setting challenging performance goals.

Performance Award	Payout/Achievement
Annual cash bonus awards	• Average 78% achievement of target 2009-2011 • None in 2012 • None in 2013
2011-2013 Long Term Cash Awards (1 year goals over 3 year performance period)	• 41.38% achievement in 2011 • No achievement in 2012 • 14.34% achievement in 2013
2012-2014 Long Term Cash Awards (3 year cumulative)	• Not likely to achieve
2013-2014 Long Term Cash Awards (1 year goals over 2 year performance period)	• 49.74% achievement in 2013
2013-2015 Performance Share Awards (1 year goals over 3 year performance period)	• 49.74% achievement in 2013

Description of Overall Executive Compensation Program

Pay Philosophy

It is the company’s philosophy that:

•	Pay should be performance-based, so that excellent results yield relatively high pay and poor results yield relatively low pay.

•
Salaries and incentives should be referenced to median peer group practices, but when making decisions about compensation levels, the Committee relies upon its judgment and not on rigid guidelines or formulas.

Best Practices

We historically have implemented compensation best practices. These practices include:

•	No employment agreements for NEOs

•	No tax gross up payments in future agreements

•	Stock ownership guidelines

•	Aggressive "clawback" policy

•	Predetermined stock grant date

•	Double trigger change in control provisions in severance agreements

•	Policy prohibiting hedging

•	Minimal perks

•	Independent compensation consultant hired by the Committee performs no other services for the Company

Some highlights:

Stock Ownership Guidelines. Within five years of becoming a senior executive, our senior executives must attain minimum ownership of Staples common stock equal in value to at least a defined multiple of their salary.

CEO: 5x Salary
CFO: 4x Salary
Presidents: 3x Salary
Other Executive Officers: 2x Salary

Recoupment Policy. Our annual cash bonus plans, long term incentive plans and/or agreements and severance arrangements provide for forfeiture and recovery of undeserved cash, equity and severance compensation from any associate that engages in certain particularly harmful or unethical behaviors such as intentional deceitful acts resulting in improper personal benefit or injury to the company, fraud or willful misconduct that significantly contributes to a material financial restatement, violation of the Code of Ethics and breach of key associate agreements.

Hedging. Our Insider Trading Policy prohibits, among many other actions, our associates and directors from entering into derivative transactions such as puts, calls, or hedges with our stock.

Pledging. Our Insider Trading Policy prohibits the use of Staples’ securities as collateral in margin accounts. However, in limited circumstances, pledging of Staples’ securities for bona fide loans which may require such securities as collateral may be allowed, provided such pledge is pre-cleared with the General Counsel.

Our significant policies are located in the Corporate Governance section of our website, www.staples.com.

Pay Elements and Pay Mix

The table below summarizes the core elements of our 2013 compensation program for our NEOs.

	Base Salary	+	Annual Cash Awards	+	Performance Shares
Principal Contributions to Compensation Objectives	Attracts, retains and rewards talented executives with annual salary that reflects the executive's performance, skill set and value in the marketplace.
• Focuses executives on annual financial and operating results.

• Links compensation to strategic plan.

• Enables total cash compensation to remain competitive within the marketplace for executive talent.

• Rewards achievement of long term business objectives and stockholder value creation.

• Propels engagement in long term strategic vision, with upside for superior performance.

• Retains successful and tenured management team.

Performance Objectives			EPS, total sales and sales beyond office supplies growth		RONA%, sales growth

The chart below shows, with respect to each of our NEOs, the portion of target total compensation that is “at risk” with performance.

* The new performance shares, annual cash bonus awards, and 2013-2014 long term cash award represent "at risk" compensation since minimum levels of performance must be attained in order for any payout to occur.

Base Salary

In March 2013, the CEO recommended a 10% increase in base salary for the Presidents of NAC, NAS&O, and Europe in recognition of (a) low base salaries relative to the market and (b) the increased responsibilities under our reinvention plan (Messrs. Doody and Parneros) and our reorganization efforts and improving performance in Europe (Mr. Wilson). The CEO also recommended a 22% increase to Ms. Komola’s base salary based on her performance since assuming her role in February 2012, a step up in grade level and to calibrate her pay to market peers, as her salary was significantly below the market.
The Committee approved these increases and, after considering his position to market, experience in his role and leadership of the reinvention strategy, also increased the CEO's salary by 5%. Including the increase, the CEO's base salary remains below the median of base salaries for chief executive officers in our peer group. The CEO's base salary is 9% of his annual target TDC. In general, the Committee allocates a greater percentage of the CEO's TDC to performance-based incentives because the CEO is uniquely situated to influence our annual and long term performance.

Annual Cash Bonus Awards
Each of the NEOs was eligible to participate in our Amended and Restated Executive Officer Incentive Plan during our 2013 fiscal year. Target awards for the annual cash bonus incentive are granted as a percentage of base salary. For 2013, the target awards for Mr. Sargent, Ms. Komola and Messrs. Doody, Parneros and Wilson were 150%, 60%, and 85% of base salary, respectively, an increase of 5%, reflecting a decision by the Committee to recognize increased responsibilities of their roles and to bring their total target cash more in line with market practice for similar roles.
In 2012, we guaranteed Mr. Wilson a bonus for 2013 equal to 80% of his base salary, which was a one-time arrangement in connection with attracting and recruiting Mr. Wilson to Staples in 2012 from a private equity firm.   He subsequently requested, and the Committee agreed, to reduce his 2013 bonus by $120,240 in light of performance and the expectation that bonuses would not be earned by his team.

The Committee selected three performance objectives for the 2013 annual cash bonus awards: EPS (50%), Total Company Sales (25%) and Sales Beyond Office Supplies Growth (25%). The method of calculation, rationale for selection and target goals are as follows:

•
EPS - Earnings per share is calculated based on figures reported in our financial statements, adjusted to remove certain non-recurring or non-cash charges. EPS is a funding mechanism for our annual cash incentive program and minimum performance must be attained for any payment to be earned. EPS generally is deemed to be a measure of financial success and its maximization is a prime ingredient in communicating operational health. The target goal was $1.298 per share.

•
Total Company Sales - Total company sales is based on figures reported in our financial statements. Inclusion of a sales measure motivates and directs associates to drive a central measure of organization growth. The target goal was $23.8 million.

•
Sales Beyond Office Supplies Growth - Sales beyond office supplies growth is calculated as sales in categories other than office supplies as compared to fiscal 2012 (which included a 53rd week). Sales beyond office supply growth encourages our strategy of expanding our product assortment, accelerating growth online and generally growing sales beyond our core categories. The target goal was $250 million.

Each performance objective was assigned an associated threshold achievement level below which no portion of the bonus attributable to that measurement was to be paid. Additionally, target and maximum levels are set with increased payouts for better than expected performance. No portion of any bonus is payable in the event the company fails to achieve the minimum EPS. The company did not achieve the minimum EPS threshold and, therefore, no bonus was earned or paid under the plan for fiscal 2013 performance.

2013 Reinvention Cash Award
In March 2014, the Committee approved a 2013 Reinvention Cash Award for all bonus-eligible associates, including the NEOs other than Mr. Wilson, in an amount equal to 16% of each associate’s 2013 target annual cash bonus award. In making its decision, the Committee met with its independent compensation consultant and considered the need to recognize additional responsibilities and workloads, and progress against our strategic plan in 2013. The Committee also recognized the need to continue to motivate associates in light of the fact that we did not pay any bonus to associates in 2012 and 2013 under either the Executive Officer Incentive Plan or Key Management Bonus Plan.

Performance Share Awards
Historically, our long term incentive awards were comprised of a mix of long term cash incentive (40%), stock options (30%) and time-based restricted stock (30%). To streamline our executive compensation program and to further emphasize the importance of stockholder value creation, the Committee approved our long term incentive award opportunities solely in the form of performance shares authorized under our Amended and Restated 2004 Stock Incentive Plan.

These long term awards are subject to a three year performance period, with goals set annually for each year of the performance period. The Committee believes that annual goals are more appropriate milestones in measuring progress against our reinvention strategy. In addition, any award that is earned based on performance will be increased or decreased by 25% based on the company's three-year TSR relative to the returns generated by the S&P 500 companies.

The Committee selected RONA% (50%) and Sales Growth (50%) as the 2013 performance objectives because these metrics are linked to the execution of our reinvention strategy and are indicators of stockholder value enhancement. The method of calculation and the fiscal 2013 target goals are as follows:

•
RONA% - Return on net assets is calculated as net operating profit after taxes (operating profit, add rent expense) as a percentage of net assets (total assets, add interest bearing debt, add net capitalized rent, add implied goodwill). The target goal was 10.89%.

•	Sales Growth - Sales growth is based on the sales figures reported in our financial statements of 2013 as compared to 2012, which included a 53rd week. The target goal was (1.4%).

The table below sets forth the level of goal achievement for fiscal 2013, along with the target award for the three-year performance period for each NEO.

Named Executive Officer	3 Year Performance Period Achievement (2013 - 2015)			Target Award ($)	Target Award (Shares)
	2013 (RONA% and Sales Growth)	2014	2015
Ronald L. Sargent	49.74%	*	*	$8,225,000	624,526
Christine T. Komola	49.74%	*	*	$1,549,800	117,677
Joseph G. Doody	49.74%	*	*	$2,169,100	164,701
Demos Parneros	49.74%	*	*	$2,169,100	164,701
John Wilson	49.74%	*	*	$1,518,475	115,299

*Achievement against 2014 goals and 2015 goals will be determined by the Committee in March 2015 and March 2016, respectively.

Long Term Cash Awards

Prior to 2013, our NEOs were granted opportunities to earn long term cash awards under our Amended and Restated Long Term Cash Incentive Plan. In March 2013, the Committee granted a one-time 2013-2014 performance-based long term cash award to certain officers of the company, including the NEOs other than Mr. Wilson, in recognition that the three year cumulative RONA goal under the outstanding 2012-2014 long term cash award was highly unlikely to be achieved as it no longer represented the company’s priorities due to the strategic reinvention plan. The 2013-2014 long term cash award incorporates performance goals that are more reflective of our current strategy.
2013-2014 Long Term Cash Award. For the 2013-2014 long term cash award, one half of the target award is applied as a target amount for each of the two fiscal years within the performance cycle and goals are established annually. At the end of the two year period, the Committee will certify results based on performance in each of the two fiscal years, and cash awards will be paid in accordance with goal achievement. The approved 2013 performance metrics, weightings and goals for the 2013-2014 award are the same as the goals (RONA% and sales growth) approved for the 2013-2015 performance shares.

The table below sets forth the level of goal achievement for fiscal 2013, along with the target award for the two-year performance period for each NEO, other than Mr. Wilson.

Named Executive Officer	2 Year Performance Period Achievement (2013 - 2014)		Target Award
	2013 (RONA% and sales growth)	2014 (RONA% and sales growth)
Ronald L. Sargent	49.74%	*	$2,193,333
Christine T. Komola	49.74%	*	$161,133
Joseph G. Doody	49.74%	*	$578,467
Demos Parneros	49.74%	*	$578,467
*Achievement against 2014 goals will be determined by the Committee in March 2015.

2012-2014 Long Term Cash Award. For the outstanding 2012-2014 long term cash awards, in response to stockholder feedback at the time, the Committee established a cumulative three year RONA $ goal rather than setting annual goals each year over the three year performance period. At the end of the three year period, the Committee will certify results based on performance against the cumulative three year RONA$ goal, and cash awards will be paid in accordance with goal achievement. The table below sets forth the target award for each NEO, other than Mr. Wilson.

Named Executive Officer	Performance Period Achievement (2012 - 2014)	Target Award
	RONA$
Ronald L. Sargent	*	$3,290,000
Christine T. Komola	*	$241,700
Joseph G. Doody	*	$867,700
Demos Parneros	*	$867,700
*Achievement of three year cumulative goal will be determined by the Committee in March 2015.

2011-2013 Long Term Cash Award. For the 2011-2013 long term cash awards, one third of the target award was applied as a target amount for each of the three fiscal years within the performance cycle and goals were established annually. In March 2014, at the end of the three year period, the Committee certified results based on performance in each of the three fiscal years, and cash awards were paid in accordance with goal achievement. The approved 2013 performance metrics, weighting and goals were the same as those approved for the annual cash bonus plan, except that the annual cash bonus awards were only payable if the minimum EPS threshold was achieved. The table below sets forth the achievement of goals over the 2011-2013 performance period, target award and actual payout for each NEO, as certified in March 2014 by the Committee.

Named Executive Officer	3 Year Performance Period Achievement (2011 - 2013)			Target Award	Payout	% of Target
	2011 (EPS, Sales and RONA)	2012 (EPS, Sales and Operating Income)	2013 (EPS, Sales and Sales Outside the Core)
Ronald L. Sargent	41.38%	0	14.34%	$2,550,900	$473,787	18.57%
Christine T. Komola	41.38%	0	14.34%	$202,300	$37,643	18.57%
Joseph G. Doody	41.38%	0	14.34%	$682,100	$126,689	18.57%
Demos Parneros	41.38%	0	14.34%	$682,100	$126,689	18.57%

Retirement and Other Benefits
We do not have a defined benefit pension plan in which our NEOs participate. However, our NEOs are eligible to participate in defined contribution retirement income plans. These plans include a standard 401(k) qualified plan and a Supplemental Executive Retirement Plan ("SERP"). Both plans are fully funded by the NEOs and supported by Staples through limited matching contributions. Our NEOs are eligible to participate in our 401(k) qualified plan on the same basis as our other salaried associates; however, their contributions are limited to 2% of eligible compensation. Due to the limitations on our officers' ability to contribute to our 401(k) plan, we maintain the SERP, which is a non-qualified deferred compensation plan intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Under the SERP, officers of Staples may defer a total of up to 100% of their base salary, bonus, and long term cash incentive awards and receive matching contributions up to a maximum of 4% of base salary and bonus.
Additionally, the NEOs are eligible to participate in standard health and welfare programs on the same basis as our other salaried associates. These programs include medical, dental, vision, disability, and supplemental life insurance. We also have an Executive Benefits Program consisting of life insurance, long term care insurance, supplemental long term disability, a survivor benefit plan, and an executive physical and registry program. This program was implemented to enhance our retirement and benefit offerings for senior management consistent with competitive practices and to further support our efforts to attract and retain top talent. All senior officers of Staples, including the NEOs, are eligible to participate in this program. For each plan or policy described above that requires payment of periodic premiums or other contributions, we generally pay such premiums or other contributions for the benefit of each NEO.
Expatriate Benefits
As described in the Summary Compensation Table, Mr. Wilson received certain ex-pat benefits in connection with his assignment to the Netherlands in his role as President Europe.
Executive Perquisites
Our executive compensation program is relatively free of perquisites. The Committee views our limited executive perquisites as reasonable and very limited compared to our peer group companies. To reinforce this position, the Committee has in past years adopted formal policies regarding personal use of our leased aircraft and reimbursement for tax planning services for senior officers. The Committee has adopted a policy prohibiting gross up payments to cover taxes triggered by a change in control in any future compensation, severance, or employment-related agreement.

Aircraft Policy. Under our aircraft policy, our CEO is permitted to use our leased aircraft for personal use so long as the incremental cost to Staples is treated as compensation income to our CEO. Subject to prior approval by our CEO and similar compensation treatment, other NEOs may also use our leased aircraft for personal use. There was no personal use of our leased aircraft during our 2013 fiscal year.
Tax Services Reimbursement Program. We reimburse each NEO, other than our CEO, up to $5,000 each year for tax, estate, or financial planning services or advice from a pre-approved list of service providers that must not include our outside auditors. Our CEO is reimbursed up to $50,000 each year for these services. The reimbursements are not grossed up for taxes.
Policy against reimbursement of excise tax on change in control payments. In March 2011, the Committee adopted a policy that, unless required by law, prohibits Staples from entering into any future compensation, severance, or employment- related agreement that provides for a gross up payment to cover taxes triggered by a change in control, including taxes payable under Section 280G of the U.S. Internal Revenue Code. Under the terms of Mr. Sargent's long standing severance benefits agreement, we would reimburse Mr. Sargent for any excise tax due under Section 280G of the U.S. Internal Revenue Code incurred in connection with a termination without cause or resignation for good reason following a change in control of Staples. Mr. Sargent is the only executive with this benefit.

The Committee's Processes
The Committee has established a number of processes to help ensure that our executive compensation program meets its objectives and is consistent with the pay philosophy described at the beginning of this CD&A.
Independent Compensation Consultant
Our Committee charter authorizes the Committee to engage independent legal and other advisors and consultants as it deems necessary or appropriate to carry out its responsibilities and prohibits the Committee's compensation consultants from serving as Staples' regular advisors and consultants. In our 2013 fiscal year, the Committee continued to use Exequity LLP as an independent advisor to advise on and assist the Committee with executive compensation matters. Under the terms of its written agreement, Exequity is responsible for, among other matters:

•	Reviewing total compensation strategy and pay levels for executives.

•	Performing competitive analyses of outside board member and CEO compensation.

•	Examining all aspects of executive compensation programs to assess whether they support the business strategy.

•	Preparing for and attending selected Committee and Board meetings.
Supporting the Committee in staying current on the latest legal, regulatory and other industry considerations affecting executive compensation and benefit programs.

•	Providing general advice to the Committee with respect to all compensation decisions pertaining to the CEO and all compensation recommendations submitted by management.

During our 2013 fiscal year, the independent consultant advised, and frequently made recommendations to, the Committee on compensation matters for all officers and directors, advised on, performed competitive analyses and made recommendations on all matters pertaining to compensation of our CEO, and met with the Committee in executive session without the presence of management. Consistent with the terms of the written agreement and the Committee charter, Exequity has, with the knowledge and consent of the Committee, provided input to management on matters to be presented by management to the Committee. Exequity has not performed services for Staples that were unrelated to Committee related matters. During 2013, with the Committee’s approval, Exequity assisted management by performing Section 280G calculations and providing compensation data related to executive and non-executive positions. Most of the data reviewed by the Committee is generated by management and reviewed and advised upon by the compensation consultant. The principal consultant from Exequity attended each of the five Committee meetings during our 2013 fiscal year. Exequity was paid $85,538 for services rendered during 2013. In March 2014, the Committee performed a conflicts of interest assessment with respect to Exequity and no conflict of interest was identified.

Benchmarking

In March 2013, the Committee set compensation for the NEOs based on its December 2012 review of 2009-2011 compensation, its assessment of our 2012 performance, stockholder feedback and results of 2012 Say on Pay advisory vote, and general consideration of the totality of the data, advice, and information provided by management and Exequity.

In December 2013, the Committee evaluated the competitiveness of our NEOs' compensation relative to marketplace norms and practices by analyzing current proxy statement data from our peer group. During the course of this analysis, the Committee focused on whether Staples' pay practices were aligned with performance. This analysis was intended to inform the Committee as to whether any changes to the executive compensation program were needed.

The Committee evaluated the competitiveness of base salary, total cash compensation (base salary plus annual cash bonus) and total direct compensation levels being extended to our CFO, President NASO and President NAC. The Committee’s review extended to pay in 2012 and also over the three year period 2010-2012. The Committee then analyzed its findings with respect to pay competitiveness in relation to the Company’s performance measured by one year and three year TSR, EPS, revenue growth, and ROIC relative to peer company results.

The principal consultant from Exequity met with the Committee in executive session, without the presence of management to review CEO compensation. The Committee examined an assessment of our CEO’s total target compensation relative to peer group standards, pay mix relative to peers, pay relationships between CEOs and other NEOs and actual compensation realized relative to shareholder return, each over one and three years.
Peer Group
The Committee reviews our peer group extensively every three years. The most recent comprehensive review of our peer group was performed in September 2012. The peer group analysis was conducted by the Committee's independent consultant. The current peer group was analyzed using a proprietary model to compare the “fit” of each of the peer group companies to Staples' profile based on industry, company size, market valuation, and performance. The composition of our peer group goes beyond just retailers and business to business competitors. The Committee compared the fit of the peer group companies to the fit of fifteen other potential peer organizations that closely matched the Company’s profile. Based on a quantitative and qualitative assessment, the Committee determined not to make any changes to the existing peer group at this time. Consequently, the companies in our peer group remain:

Amazon.com, Inc	Kohl's Corporation	Starbucks Corp.
Best Buy Co., Inc.	Limited Brands, Inc.	Sysco Corporation
Costco Wholesale Corporation	Lowe's Companies, Inc.	Target Corporation
FedEx Corporation	Macy's, Inc.	The TJX Companies, Inc.
Gap Inc.	Office Depot, Inc.	Walgreen Co.
Home Depot, Inc.	OfficeMax Incorporated*	Xerox Corporation
J.C. Penney Company, Inc.	Safeway Inc.

*Merged with Office Depot in 2013.

Compensation Findings

Based on its review of the data, the Committee's key findings for the 2013 NEOs are summarized in the table below. Our findings for our CEO's benchmarking review are presented earlier in the Executive Summary. The tables below reflects our findings, relative to our peers, of how our CFO and NAC and NAS&O Presidents' base salary, total target cash compensation, and total target compensation compared, over the 2012 period, to total shareholder return, EPS growth, revenue growth, and return on invested capital. Based on compensation changes made in 2013, Ms. Komola’s total compensation now approximates the 25th percentile of the peer group. Mr. Wilson was not included in the analysis since he did not become an executive officer until March 7, 2013.

Percentile vs. Peer Group - One Year
NEO	Position	Base Salary	Total Target Cash	Total Target Pay
Christine Komola	CFO and EVP	4th	4th	1st
Joseph Doody	President NAC	25th	27th	57th
Demos Parneros	President NASO	25th	27th	57th

Performance Metric Percentile vs. Peer Group
Total Shareholder Return	18th
Revenue Growth	21st
EPS Growth	40th
Return on Invested Capital	65th

Analysis and Conclusions
In December 2013, the Committee reviewed the compensation levels of our NEOs in view of this data and determined that overall compensation was appropriate in view of relative and absolute performance and the significant changes we had made to our 2013 compensation program. The Committee's determination was based primarily on the three year realized TDC for the CEO and the one year analysis of compensation elements for the other NEOs all of which were at or below median. The Committee also considered, in comparison to the peer data of similarly situated executives, the officers' respective roles and responsibilities within the Company. The Committee's key findings were:

•	On balance, our three year performance and total cash and realized TDC all were generally aligned and were below the median for the CEO.

•	The one year target total compensation for all the other NEOs was at or below the median of the peer group.

•	Accordingly, the Committee decided that no further action was required at this time.

Tally Sheets/Termination Scenarios
For our NEOs, the Committee reviews all components of compensation, including salary, bonus, current vested and unvested long term incentive compensation, the current value of owned shares, and cost to us of all perquisites and benefits. In addition, the Committee periodically reviews similar information for other senior executives. The Committee also reviews the projected payout obligations under potential retirement, termination, severance, and change-in-control scenarios to fully understand the financial impact of each of these scenarios to Staples and to the executives. Documentation detailing the above components and scenarios with their respective dollar amounts was prepared by management for each of our NEOs and reviewed by the Committee in March 2013. This information was prepared based on compensation data as of the end of fiscal year 2012 and assumed that the various scenarios occurred at the end of fiscal year 2012. Similar termination scenario information with respect to our 2013 fiscal year is presented under the heading "Potential Payments upon Termination or Change-in-Control." Based on this review and the views of the Committee's independent compensation consultant, the Committee found the total compensation for each of our NEOs under these various scenarios to be reasonable. Many factors were considered, including, but not limited to, the contributions of the executive to Staples, the financial performance of Staples, the marketplace, the particular contemplated scenario and the guidance provided by the compensation consultant.
Input from Management
Certain officers within our Human Resources department regularly attend Committee meetings to provide information and recommendations regarding our executive compensation program, including the Senior Vice President of Human Resources and Vice President of Compensation and Benefits. Among other things, these officers present our CEO's recommendations regarding any change in the base salary, bonus, equity compensation, goals related to performance-based cash or equity compensation and other benefits of other senior executives. These officers also compile other relevant data at the request of the Committee. The CEO's recommendations are based in part on the results of annual performance reviews of the other executives. The Committee is not bound by such recommendations but generally takes them into consideration before making final determinations about the compensation of such executives other than our CEO. The CEO, at the discretion of the Committee, may be invited to attend all or part of any Committee meeting to discuss compensation matters pertaining to the other executives, and in fiscal 2013, he attended three of the five Committee meetings. When discussing compensation matters pertaining to our CEO, the Committee generally meets in executive sessions with its independent compensation consultant without any member of management present.
Administration of Incentive Plans
The Board and the Committee, through delegated powers, have broad discretion in administering the cash and stock incentive plans. This discretion includes the authority to grant awards, determine target awards, and select performance objectives and goals, along with the ability to adopt, amend and repeal such administrative rules, guidelines and practices as deemed advisable. In addition, the Committee has broad discretion to modify awards and determine goal attainment and the payment of awards under each plan. The Committee may determine to what extent, if any, specific items are to be counted in the relevant financial measures for any particular business and whether special one-time or extraordinary gains and/or losses and/or extraordinary events should or should not be included or considered in the calculation of goals. The Committee can decrease but not increase incentive awards.
The Board has delegated authority to the Chairman and CEO to grant stock options and restricted stock units and, in his capacity as Chairman, restricted stock to non-executive employees out of an annual pool of 600,000 shares. The annual pool is designed to be used between quarterly Committee meetings to facilitate making new hire and retention grants and to reward special accomplishments and achievements of associates. Awards from the annual pool are granted on the earlier of the first business day of the month that follows appropriate approval or two business days after the Committee's ratification of the award.

Related Policies and Considerations
Risk Assessment
In December 2013, the Committee conducted its annual risk assessment of our executive officer compensation programs. The evaluation included an analysis of the appropriateness of our peer group, compensation mix, performance metrics, performance goals and payout curves, payment timing and adjustments, equity incentives, stock ownership guidelines/trading policies, performance appraisal process and leadership/culture. In addition, the Committee reviewed the major compensation plans with regard to risk mitigators attributable to each of the programs. The risk mitigators included the balanced mix of cash and equity incentives, the mix and quality of the performance metrics, the stock ownership guidelines and an aggressive recoupment policy. The Committee also considered and reviewed the executive compensation issues raised by the participants in the Company's corporate governance outreach program and the changes made to the executive compensation program as described earlier in this CD&A. Based on its evaluation and recognizing that all compensation programs are inherently risk laden, the Committee determined that the level of risk within our compensation programs was appropriate and did not encourage excessive risk taking by our executives. Accordingly, the Committee concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company.
Tax and Accounting Implications
Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to our CEO and to our three most highly compensated officers (other than the CEO and CFO) whose compensation is required to be disclosed to our stockholders under the Securities Exchange Act of 1934, is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible. The Committee reviews the impact of Section 162(m) and intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers when consistent with our goal of utilizing compensation programs that attract and retain key executives and align with stockholder interests.
All annual cash bonus awards, except the Reinvention Cash Award, long term cash awards, stock options and performance shares awarded to our NEOs are paid pursuant to plans approved by our stockholders and are potentially deductible by us. Time-based restricted stock does not qualify for the performance-based exception to Section 162(m), but the Committee in prior years has determined that the retention benefit derived from such awards outweighed any potential tax benefit to us.
The compensation that we pay to our NEOs is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Stock-based compensation is accounted for as required under FASB ASC Topic 718.

Compensation Committee Report
The Compensation Committee of Staples' Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Paul F. Walsh, Chairperson Carol Meyrowitz Raul Vazquez

SUMMARY COMPENSATION TABLE

The following table sets forth, at the end of our 2013 fiscal year, certain information concerning the compensation of our CEO, CFO and the three other most highly compensated executive officers, who we refer to collectively as the "named executive officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($) (3)(4)	Option Awards ($) (3)(5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)
Ronald L. Sargent	2013	1,249,208	299,810	8,225,007	—	667,415	326,440	10,767,880	(1)
Chairman & CEO	2012	1,203,386	—	2,467,504	2,467,502	—	336,212	6,474,604	(1)
	2011	1,174,035	—	2,272,908	3,401,201	1,427,996	584,964	8,861,104
Christine T. Komola	2013	518,214	49,257	1,549,806	—	61,648	53,641	2,232,566
CFO(6)	2012	430,000	—	181,208	181,203	—	58,224	850,635
Joseph G. Doody	2013	653,351	88,856	2,169,112	—	176,469	141,483	3,229,271
President, NA Commercial	2012	606,708	—	650,705	650,702	—	122,515	2,030,630
	2011	591,910	—	577,606	909,401	482,312	164,948	2,726,177
Demos Parneros	2013	653,351	88,856	2,169,112	—	176,469	98,498	3,186,286
President, NA Stores & Online	2012	606,708	—	650,705	650,702	—	129,674	2,037,789
	2011	591,910	—	577,606	909,401	458,369	142,909	2,680,195
John Wilson President Staples Europe	2013	653,351	414,160	1,518,488	—	—	76,756	2,662,755

(1)
Due to the change in our 2013 long term incentive program (100% conveyed in performance shares in 2013 versus a mix of stock and cash awards in 2012), the change in total compensation from 2012 to 2013 reported above appears to be considerably larger than it would have been had we not changed the form of awards granted. SEC disclosure rules mandate that the grant date fair value of the 2013 long-term incentive program awards (comprising performance shares only) appear in the table for 2013. In contrast, our long-term incentive program awards in 2012 comprised a mix of stock options, restricted stock and long-term cash awards, and SEC rules required that the actual value of the long-term cash award element be disclosed only in the year the award is earned and paid out, and not in 2012. As a result, the 2012 figures include the grant date fair values of stock options and restricted stock awards but nothing with respect to the long-term cash award opportunities granted in 2012.  As discussed further in the CD&A, we believe the change in form of award affects the comparability of reported total compensation by overstating the amount of the year-over-year change and, in evaluating the change, it would be appropriate to consider the target value of the long term cash incentive award for 2012 ($3,290,000 for Mr. Sargent).

(2)
Our annual cash bonus awards granted pursuant to our Executive Officer Incentive Plan are included in the Non-Equity Incentive Plan Compensation Plan column to the extent such awards are earned. No annual cash bonus was earned under the plan for fiscal 2013 performance. The amounts shown in the Bonus column represent 2013 Reinvention Cash Award payments, which were approved by the Compensation Committee for all bonus-eligible associates, including the named executive officers other than Mr. Wilson, in an amount equal to 16% of each associate’s 2013 target annual cash bonus award. Amounts for Mr. Wilson reflect a guaranteed bonus, which was a one-time arrangement in connection with attracting and recruiting Mr. Wilson to Staples in 2012 from a private equity firm.   This amount was equal to 80% of his base salary, which he subsequently requested, and the Committee agreed, to reduce by $120,240 in light of performance and the expectation that bonuses would not be earned by his team. The 2013 Reinvention Cash Award and Mr. Wilson's bonus are discussed in the CD&A section of this proxy statement.

(3)
The amounts shown in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, not the actual amounts paid to or realized by the named executive officers during our 2013, 2012 and 2011 fiscal years. An explanation of the vesting of restricted stock, restricted stock unit and option awards, as well as the methodology for payouts under performance share awards, is discussed in the footnotes to the Grants of Plan-Based Awards for 2013 Fiscal Year and Outstanding Equity Awards at 2013 Fiscal Year End tables below.

(4)
The stock awards granted in 2013 were in the form of performance shares, which are earned based on achievement over the performance period covering fiscal years 2013 through 2015. The fair value of the performance shares is based on the market price of our common stock on the date of grant and is calculated at the target share payout as of the grant date. The maximum grant date potential values for the 2013-2015 performance share awards for Mr. Sargent, Ms. Komola, Mr. Doody, Mr. Parneros and Mr. Wilson were $16,450,015, $3,099,612, $4,338,224, $4,338,224 and $3,036,976, respectively. In addition, performance shares earned may be increased or decreased by 25% based on the company's cumulative total shareholder return ("TSR") over the three year performance period relative to the S&P 500. In March 2014, the Compensation Committee reviewed the results for 2013 and determined that the year one performance objectives had been achieved at 49.74% of target. Actual share payout will be determined at the end of the performance period based upon certification by the Board of achievement against the performance objectives for the three year period.

(5)
The fair value of each stock option award, which were granted in 2012 and 2011, is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note K in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for our 2013 fiscal year.

(6)
The Non-Equity Incentive Plan Compensation column includes amounts earned based on 2013 performance for (i) year three of the 2011-2013 long term cash award, representing14.34% of the fiscal year 2013 target, for Mr. Sargent, Ms. Komola, Mr. Doody and Mr. Parneros equal to $121,933, $21,574, $32,604 and $32,604, respectively, and (ii) year one of the 2013-2014 supplemental long term cash award, representing 49.74% of fiscal year 2013 target, for Mr. Sargent, Ms. Komola, Mr. Doody and Mr. Parneros equal to $545,482, $40,074, $143,865 and $143,865.

(7)	Includes the following items, as applicable for each named executive officer:

•	Contributions made on a matching basis pursuant to the terms of our 401(k) plan and Supplemental Executive Retirement Plan ("SERP").

•	Dividend equivalents paid on shares of restricted stock granted prior to January 2009.

•
Premiums paid under our executive life insurance and long-term disability plans, reimbursement of taxes owed with respect to such premiums, and premiums paid under our long-term care plan. In fiscal year 2013, annual premiums paid under our executive life insurance plan for Mr. Sargent, Ms. Komola, Mr. Doody and Mr. Parneros were $100,000, $19,304, $50,000 and $30,000, respectively. There was no annual premium paid for Mr. Wilson in 2013. Mr. Wilson's' life insurance coverage is in the form of Death Benefit Only, providing for Staples to pay his beneficiary upon his death. In fiscal year 2013, annual premiums paid under our long-term disability plans for Messrs. Sargent and Parneros were $16,836 and $3,590, respectively.

•	Tax preparation services.

•	Executive physical and registry program.

•	Cash payments described in the All Other Compensation table.

All Other Compensation

The table below sets forth the dollar amounts that we paid for each applicable item listed above.

Name	Year	401(k) ($)	SERP ($)	Dividend Equivalents ($)	Executive Life Insurance ($)	Long-Term Disability ($)	Long-Term Care ($)	Tax Services ($)	Physical ($)	Cash Payments ($) (1)
Ronald L. Sargent	2013	2,550	49,741	—	189,394	33,200	1,555	50,000	—	—
	2012	2,500	76,715	5,037	171,527	28,878	1,555	50,000	—	—
	2011	2,450	111,925	167,813	222,318	28,903	1,555	50,000	—	—
Christine T. Komola	2013	2,550	20,367	—	28,677	—	1,022	1,025	—	—
	2012	2,500	18,760	—	28,264	—	1,022	1,326	2,650	3,702
Joseph G. Doody	2013	2,550	25,903	—	103,484	—	1,796	5,000	2,750	—
	2012	2,500	35,837	1,526	73,206	—	1,796	5,000	2,650	—
	2011	2,450	39,971	5,252	106,850	—	1,796	5,000	3,269	—
Demos Parneros	2013	2,550	25,903	—	56,818	7,021	1,206	5,000	—	—
	2012	2,500	34,879	—	51,458	6,157	1,206	5,000	—	28,474
	2011	2,450	40,999	1,871	85,255	6,128	1,206	5,000	—	—
John Wilson	2013	—	—	—	—	—	3,094	—	—	73,662

(1)
The "Cash Payments" column for 2013 includes payments made to or on behalf of Mr. Wilson as a direct result of his expatriate assignment from the US to the Netherlands. The total shown for the cash payments includes cost of secondary housing while on assignment, a cost of living differential allowance, school fees, automobile and home leave costs.

GRANTS OF PLAN-BASED AWARDS FOR 2013 FISCAL YEAR

The following table sets forth summary information regarding grants of plan-based awards made to the named executive officers for our 2013 fiscal year.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards*			Estimated Future Payouts Under Equity Incentive Plan Awards (1)*
Name	Grant Date	Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum	Grant Date Fair Value of Stock Awards ($)(2)
Ronald L. Sargent		(3)	234,227	1,873,812	3,747,624
		(4)	548,334	2,193,334	4,386,668
	4/1/2013	3/28/2013				156,132	624,526	1,249,052	8,225,007
Christine T. Komola		(3)	38,482	307,857	615,714
		(4)	40,284	161,134	322,268
	4/1/2013	3/28/2013				29,419	117,677	235,354	1,549,806
Joseph G. Doody		(3)	69,419	555,348	1,110,697
		(4)	144,617	578,467	1,156,934
	4/1/2013	3/28/2013				41,175	164,701	329,402	2,169,112
Demos Parneros		(3)	69,419	555,348	1,110,697
		(4)	144,617	578,467	1,156,934
	4/1/2013	3/28/2013				41,175	164,701	329,402	2,169,112
John Wilson		(3)	69,419	555,348	1,110,697
	4/1/2013	3/28/2013				28,825	115,299	230,598	1,518,488

*
Equity awards were granted pursuant to our Amended and Restated 2004 Stock Incentive Plan. Non-equity awards were granted pursuant to our Executive Officer Incentive Plan and our Long Term Cash Incentive Plan.

(1)
The only equity awards granted in 2013 were in the form of performance shares, which are earned based on achievement over the performance period covering fiscal years 2013 through 2015. In March 2013, the Compensation Committee established the threshold, target and maximum payout level, as well as the performance objectives for year one of the award. One-third of the target award is applied as a target amount for each of the fiscal years within the performance period. In addition, performance shares earned may be increased or decreased by 25% based on the company's TSR over the three year performance period relative to the S&P 500. In March 2014, the Compensation Committee reviewed the results for 2013 and determined that the year one performance objectives had been achieved at 49.74% of target. Actual share payout will be determined at the end of the performance period based upon certification by the Board of achievement against the performance objectives for the three year period.

(2)
The fair value of the performance shares is based on the market price of our common stock on the date of grant, $13.17, and is calculated at the target share payout for the three year performance period as of the grant date.

(3)
In March 2013, the Compensation Committee established the performance objectives for our 2013 annual cash bonus awards under the Executive Officer Incentive Plan, as well as the threshold, target and maximum payment levels. The performance objectives were not achieved and no amounts were earned.

(4)
In March 2013, the Compensation Committee established the threshold, target and maximum payment levels for the supplemental 2013-2014 long term cash awards under our Long-Term Cash Incentive Plan, as well as the performance objectives for year one of the award. One-half of the target award is applied as a target amount for each of the fiscal years within the performance period. In March 2014, the Compensation Committee reviewed the results for 2013 and determined that the year one performance objectives had been achieved at 49.74% of target. Actual cash payout will be determined at the end of the performance period based upon certification by the Board of achievement against the performance objectives for the two year period.

Vesting Provisions of Plan-Based Awards
2013-2015 Performance Shares.   The performance shares granted in 2013 vest based on achievement of performance objectives over the performance period covering fiscal years 2013 through 2015. In addition, the following provisions apply:

•
Termination of Employment by Staples, Retirement or Resignation.  If a named executive officer is terminated other than for "cause" (as defined in the award agreement) or the named executive officer retires or resigns and the age and years of service requirements of our "Rule of 65" (attainment of age 55 plus years of service to Staples is equal to or greater than 65) have been satisfied, then the named executive officer may be eligible to receive (i) shares earned for completed fiscal years within the performance period and, for partial fiscal years during which the named executive officer was employed by Staples, a prorata portion based on the days employed by Staples, and (ii) the TSR multiplier. In each case of eligibility for a prorated award, the award will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts will be made at the end of the applicable performance period.

•	Termination for "Cause" by Staples. All performance shares are forfeited if a named executive officer is terminated for cause.

•
Death or Disability.  In the event of a named executive officer's death or disability, performance shares will vest and be paid out at the end of the performance period, to the extent the performance objectives are met, as if the named executive officer were employed on such date.

•
Change-in-Control.  If, in connection with a change-in-control, (a) the named executive officer does not accept employment with the surviving corporation upon the change-in-control or (b) within one year following the change-in-control, the named executive officer's employment is terminated without cause (or the officer resigns for good reason), the named executive officer is entitled to receive the greater of the target number of shares or the shares earned based on achievement of the performance objectives and TSR multiplier.

2010 Special Performance and Retention Awards.  The number of shares eligible to vest under our 2010 Special Performance and Retention Awards was determined in March 2013 based on achievement of performance objectives over the fiscal year 2010-2012 performance period. 33% of such shares vested in March 2013, 33% vested in March 2014 and 34% vested in March 2015 based on continued service to Staples. In addition, the following provisions apply:

•
Termination of Employment by Staples.  The 2010 Special Performance and Retention Share Award agreements provide that, if a named executive officer is terminated by Staples other than for "cause" (as defined in the award agreement) prior to a vesting date, all unvested shares shall vest in full.

•	Termination for "Cause" by Staples. Unvested shares under the 2010 Special Performance and Retention Awards are forfeited if a named executive officer is terminated for cause.

•	Death or Disability. All performance shares under the 2010 Special Performance and Retention Awards vest in full upon a named executive officer's death or disability.

•
Change-in-Control.   Under the 2010 Special Performance and Retention Share Award agreements, a change-in-control would result in accelerated vesting of shares if (a) the named executive officer does not accept employment with the surviving corporation upon the change-in-control or (b) within one year following the change-in-control, the named executive officer's employment is terminated without cause (or the officer resigns for good reason).

Restricted Stock and Option Awards. Under certain circumstances, the time-based vesting or payout of restricted stock and stock options, which were granted to named executive officers prior to 2013, may be accelerated or the awards may be forfeited as described below.

•
Retirement or Resignation.  If a named executive officer retires or resigns and (i) the age of 65 has been attained, then all stock options and restricted stock awards vest or (ii) the age and years of service requirements of our "Rule of 65" (attainment of age 55 plus years of service to Staples is equal to or greater than 65) have been satisfied, then all stock option awards vest in full.

•
Termination of Employment by Staples.  All unvested restricted stock and stock options are forfeited if a named executive officer is terminated by Staples, regardless of whether such termination was for cause.

•	Death or Disability. All restricted stock and stock options vest in full upon a named executive officer's death or disability.

•
Change-in-Control.   Under our standard form of non-qualified stock option agreement, a change-in-control would result in a partial vesting acceleration of outstanding options and a termination without cause (or resignation for good reason) within one year after a change-in-control would result in acceleration of vesting of all remaining options. Under our standard form of restricted stock award agreement, a change-in-control would result in acceleration of vesting of all outstanding restricted shares if (1) the change-in-control results in a named executive officer not being offered employment by the surviving corporation under certain conditions or (2) within one year following the change-in-control, the named executive officer's employment is terminated without cause (or the officer resigns for good reason).

Cash Awards.    Payments of annual cash bonus awards under the Executive Officer Incentive Plan and long term cash awards under the Long Term Cash Incentive Plan are determined based on achievement of performance goals and continued service to Staples. In addition, the following provisions apply:

•
Retirement or Resignation.  If a named executive officer terminates his employment before the end of a performance period and if the named executive officer has satisfied the Rule of 65 requirements (attainment of age 55 plus years of service to Staples is equal to or greater than 65), then the named executive officer is eligible for (i) a prorated annual cash bonus award based on the number of days the named executive officer was employed during the plan year; and (ii) a prorated long term cash award based on the number of days employed during the performance cycle. For long term cash awards granted prior to fiscal 2013, a named executive officer that terminates employment before the end of the performance cycle that has not met the requirements of the Rule of 65 is eligible for a prorated long term cash award based on completed years in the performance cycle. In each case of eligibility for a prorated award, the award will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the applicable performance period.

•
Termination of Employment by Staples.   If a named executive officer is terminated by Staples other than for "cause" (as defined in the Long Term Cash Incentive Plan), the named executive officer is eligible for a prorated long term cash award based on the number of days employed during the performance cycle. Prorated awards will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the performance cycle.

•	Termination for "Cause" by Staples. All annual cash bonus awards and long term cash awards are forfeited if a named executive officer is terminated for cause.

•
Death.  Upon a named executive officer's death before the end of a performance period, annual cash bonus awards and long term cash awards will be paid out at 100% of the target award, regardless of the amount that would have been earned based upon achievement of the performance goals.

•
Disability.  If a named executive officer's employment is terminated due to disability before the end of any performance period, then the named executive officer is eligible for (i) a prorated annual cash bonus award based on the number of days the named executive officer was employed during the plan year; and (ii) a prorated long term cash award based on the number of days employed during the performance cycle. In each case of eligibility for a prorated award, such prorated award will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the performance period.

•
Change-in-Control.  A change-in-control would entitle a named executive officer at the end of the performance cycle to a long term cash award payment equal to the greater of 100% of the target award or the amount earned based on actual achievement of the performance objectives if (1) the named executive officer does not accept employment by the surviving corporation upon the change-in-control or (2) within one year following the change-in-control, the named executive officer's employment is terminated without cause (or the officer resigns for good reason).

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END
The following table sets forth summary information regarding the outstanding equity awards held by each of the named executive officers as of the end of our 2013 fiscal year.

		Option Awards				Stock Awards
Name	Grant Date/ Performance Share Period	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Ronald L. Sargent	2/3/2013 - 2/1/2014 (6)							624,526	8,218,762
	7/2/2012	206,017	618,051	13.03	7/2/2022	189,371	2,492,122
	7/1/2011	431,506	431,506	15.93	7/1/2021	71,341	938,848
	1/31/2010 - 2/2/13 (7)					94,594	1,244,857
	7/1/2010	484,187	161,396	19.27	7/1/2020
	7/1/2009	649,424		20.12	7/1/2019
	7/1/2008	603,932		24.30	7/1/2018
	7/2/2007	557,653		24.42	7/2/2017
	7/3/2006	431,250		24.50	7/3/2016
	6/30/2005	525,000		21.29	6/30/2015
	7/1/2004	525,000		19.12	7/1/2014
Christine T. Komola	2/3/2013 - 2/1/2014 (6)							117,677	1,548,629
	7/2/2012	15,129	45,387	13.03	7/2/2022	13,907	183,016
	7/1/2011	19,703	19,703	15.93	7/1/2021	3,171	41,730
	7/1/2010	22,108	7,370	19.27	7/1/2020
	7/1/2009	29,653		20.12	7/1/2019
	7/1/2008	18,736		24.30	7/1/2018
	7/2/2007	17,300		24.42	7/2/2017
	7/3/2006	14,075		24.50	7/3/2016
	6/30/2005	18,000		21.29	6/30/2015
	7/1/2004	18,000		19.12	7/1/2014

		Option Awards				Stock Awards
Name	Grant Date/ Performance Share Period	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Joseph G. Doody	2/3/2013 - 2/1/2014 (6)							164,701	2,167,465
	7/2/2012	54,328	162,986	13.03	7/2/2022	49,939	657,197
	7/1/2011	115,374	115,375	15.93	7/1/2021	18,130	238,591
	1/31/2010 - 2/2/2013 (7)					20,180	265,569
	7/1/2010	129,460	43,154	19.27	7/1/2020
	7/1/2009	173,642		20.12	7/1/2019
	7/1/2008	161,478		24.30	7/1/2018
	7/2/2007	149,104		24.42	7/2/2017
	7/3/2006	14,843		24.50	7/3/2016
	7/3/2006	115,325		24.50	7/3/2016
	6/30/2005	75,000		21.29	6/30/2015
	7/1/2004	75,000		19.12	7/1/2014
Demos Parneros	2/3/2013 - 2/1/2014 (6)							164,701	2,167,465
	7/2/2012	54,328	162,986	13.03	7/2/2022	49,939	657,197
	7/1/2011	115,374	115,375	15.93	7/1/2021	18,130	238,591
	1/31/2010 - 2/2/2013 (7)					20,180	265,569
	7/1/2010	129,460	43,154	19.27	7/1/2020
	7/1/2009	173,642		20.12	7/1/2019
	7/1/2008	161,478		24.30	7/1/2018
	7/2/2007	149,104		24.42	7/2/2017
	7/3/2006	14,843		24.50	7/3/2016
	7/3/2006	115,325		24.50	7/3/2016
	6/30/2005	75,000		21.29	6/30/2015
	7/1/2004	75,000		19.12	7/1/2014
John Wilson	2/3/2013 - 2/1/2014 (6)							115,299	1,517,335
	12/5/2012					100,862	1,327,344
	10/1/2012	106,703	320,109	11.61	10/1/2022

(1)
Stock options vest 25% per year after the date of grant. The exercisability of the options is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2013 Fiscal Year table above.

(2)	The expiration date for stock options is typically the tenth anniversary of the date of grant.

(3)
Unless otherwise indicated, restricted stock vests 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. The vesting of restricted stock awards is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2013 Fiscal Year table above.

(4)	Based on the fair market value of our common stock on February 1, 2014 ($13.16 per share).

(5)	The shares in the Equity Incentive Plan Awards column represent performance share awards based on target share payout as of the grant date.

(6)
Performance shares vest based on achievement of performance objectives over the performance period covering fiscal years 2013 through 2015. One-third of the target award is applied as a target amount for each of the fiscal years within the performance period. In March 2014, the Compensation Committee reviewed the results for 2013 and determined that the year one performance objectives had been achieved at 49.74% of target. Actual share payout will be determined at the end of the performance period based upon certification by the Board of achievement against the performance objectives for the three year period

(7)
Performance shares were paid out in March 2013 based on achievement of the performance objectives for fiscal years 2010 through 2012. Awarded shares vested 33% immediately, an additional 33% vest in March 2014 and the remaining 34% vest in March 2015.

OPTION EXERCISES AND STOCK VESTED DURING 2013 FISCAL YEAR

The following table summarizes the option exercises and vesting of stock awards for each of the named executive officers during our 2013 fiscal year:

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($) (2)
Ronald L. Sargent	525,000	1,132,166	221,555	3,288,334
Christine T. Komola	18,000	36,900	11,857	177,470
Joseph G. Doody	—	—	54,957	817,573
Demos Parneros	75,000	234,000	54,957	817,573
John Wilson	—	—	—	—

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Represents the fair market value of the stock award on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2013 FISCAL YEAR

The following table sets forth summary information with respect to each of the named executive officers regarding contributions to our Supplemental Executive Retirement Plan ("SERP") for our 2013 fiscal year:

Name	Executive Contributions in Last FY ($)		Company Contributions in Last FY ($) *	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Ronald L. Sargent	224,738		49,741	348,067	—	5,814,556
Christine T. Komola	84,287		20,367	115,894	—	790,697
Joseph G. Doody	326,338		25,903	161,670	—	6,263,937
Demos Parneros	54,463		25,903	154,608	—	1,206,597
John Wilson	—	—	—	—	—	—

*	These contribution amounts are included in the All Other Compensation column of the Summary Compensation Table included in this proxy statement.

Our SERP is a non-qualified deferred compensation plan which is generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Our SERP provides participants with a range of well diversified investment options similar to our 401(k) plan. Eligible executives, including the named executive officers, may contribute up to 100% of their base salary and annual cash bonus and will receive matching contributions in cash equal to 100% of each dollar saved, up to a maximum of 4% of base salary and bonus. The matching contributions generally vest 20% per year during the first five years of service based on hours worked during a calendar year. After five years of service, participants are generally fully vested in all matching contributions. All of our named executive officers, other than Mr. Wilson, are fully vested in their SERP balances. Benefits generally are paid to the participant in accordance with a predefined distribution schedule based on the requirements of

Section 409A under the Internal Revenue Code. Executives may also contribute a portion of their Long Term Cash Incentive Plan payments; however, they will not receive matching contributions from us.

Potential Payments Upon Termination or Change-in-Control
The tables below show the estimated incremental value transfer to each current named executive officer under various scenarios relating to a termination of employment. The tables below and the discussion that follows assume that such termination occurred on February 1, 2014. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to associates generally.

FISCAL 2013 TERMINATION SCENARIOS*

	Retirement or Resignation	Termination for Cause	Termination Without Cause	Resignation for Good Reason	Termination Following Change-in- Control	Change- in-Control Only	Death or Disability (1)
Ronald L. Sargent
Cash Severance Payment	$—	$—	$3,209,929	$3,209,929	$4,814,894	$—	$—
Value of Accelerated Vesting of Incentive Compensation	$80,347	$—	$4,756,174	$80,347	$17,361,603	$20,087	$17,361,603
Continuation of Benefits	$14,550	$14,550	$782,455	$782,455	$1,174,711	$—	$1,195,838
Survivor Death Benefit Payout	$—	$—	$—	$—	$—	$—	$8,213,400	(2)
Excise and 409A Tax (Grossed-up)	$—	$—	$—	$—	$—	$—	$—	(3)
Total	$94,897	$14,550	$8,748,558	$4,072,731	$23,351,208	$20,087	$26,770,841

	Retirement or Resignation	Termination for Cause	Termination Without Cause	Resignation for Good Reason	Termination Following Change-in- Control	Change- in-Control Only	Death or Disability(1)
Christine T. Komola
Cash Severance Payment	$—	$—	$565,564	$565,564	$848,346	$—	$—
Value of Accelerated Vesting of Incentive Compensation	$—	$—	$—	$—	$2,101,537	$—	$2,101,537
Continuation of Benefits	$—	$—	$57,353	$57,353	$86,030	$—	$—
Survivor Death Benefit Payout	$—	$—	$—	$—	$—	$—	$1,995,000	(2)
Total	$—	$—	$622,917	$622,917	$3,035,913	$—	$4,096,537
Joseph G. Doody
Cash Severance Payment	$—	$—	$795,666	$795,666	$1,193,499	$—	$—
Value of Accelerated Vesting of Incentive Compensation	$21,188	$—	$286,757	$21,188	$4,506,944	$5,297	$4,506,944
Continuation of Benefits	$9,142	$9,142	$112,855	$112,855	$169,541	$—	$—
Survivor Death Benefit Payout	$—	$—	$—	$—	$—	$—	$3,039,400	(2)
Total	$30,330	$9,142	$1,195,278	$929,709	$5,869,984	$5,297	$7,546,344
Demos Parneros
Cash Severance Payment	$—	$—	$787,685	$787,685	$1,181,527	$—	$—
Value of Accelerated Vesting of Incentive Compensation	$—	$—	$265,567	$—	$4,506,944	$—	$4,506,944
Continuation of Benefits	$—	$—	$125,514	$125,514	$188,599	$—	$—
Survivor Death Benefit Payout	$—	$—	$—	$—	$—	$—	$3,039,400	(2)
Total	$—	$—	$1,178,766	$913,199	$5,877,070	$—	$7,546,344
John Wilson
Cash Severance Payment	$—	$—	$940,969	$—	$1,411,453	$—	$—
Value of Accelerated Vesting of Incentive Compensation	$—	$—	$—	$—	$3,340,848	$—	$3,340,848
Continuation of Benefits	$—	$—	$20,009	$—	$30,565	$—	$—
Survivor Death Benefit Payout	$—	$—	$—	$—	$—	$—	$2,735,460	(2)
Total	$—	$—	$960,978	$—	$4,782,866	$—	$6,076,308

(1)
Value of Accelerated Vesting of Incentive Compensation in the case of death or disability includes the payout at death for the Long Term Cash Incentive Plan since the death benefit is higher than the disability benefit. All other values are the same for death or disability.

(2)	Includes 1 year Executive Officer Incentive Plan payout at target in addition to any Survivor Death Benefit Payout.

(3)
Under the terms of Mr. Sargent's long standing severance benefits agreement, we would reimburse Mr. Sargent for any excise tax due under Section 280G of the U.S. Internal Revenue Code incurred in connection with a termination without cause or resignation for good reason following a change in control of Staples. Based on the estimated amounts as of year end, no excise tax would be due. Mr. Sargent is the only executive with this benefit and, in March 2011, the Committee adopted a policy that, unless required by law, prohibits Staples from entering into any future compensation, severance or employment related agreement that provides for a gross up payment to cover taxes triggered by a change in control, including taxes payable under Section 280G.

*	Payouts subject to 409A regulations.
See below for additional explanation of the terms of these payments and our assumptions calculating them. In addition, please see the CD&A section of this proxy statement.
Retirement or Resignation
The "Retirement or Resignation" column includes:
•Value of Accelerated Vesting of Incentive Compensation. For Messrs. Sargent and Doody, who have met the age and service requirement under our Rule of 65 (as described under the caption "Accelerated Vesting of Awards following the Grants of Plan Based Awards for 2013 Fiscal Year table earlier in this proxy statement), amounts represent the intrinsic value of all unvested stock options as of fiscal year end.

•Continuation of Benefits. The continuation of benefits for Messrs. Sargent and Doody represents the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan.
Termination for Cause
The "Termination for Cause" column includes:
•Continuation of Benefits. The continuation of benefits for Messrs. Sargent and Doody represents the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan.
Termination without Cause or Resignation for Good Reason
In addition to our equity and cash incentive award agreements that provide for the acceleration of vesting upon a termination without cause, we have entered into severance benefits agreements with each of the named executive officers that provide compensation following a termination without cause or resignation for good reason. The circumstances constituting cause or good reason are specifically described in the severance benefits agreements for the named executive officers, which are listed as exhibits to our most recent Annual Report on Form 10-K and our cash and equity incentive plans, if applicable. In general, under the severance benefit agreements and our incentive plans:
•a termination will be for cause if the named executive officer has willfully failed to perform his or her duties, breached any confidentiality or non-compete agreement with us, or engaged in misconduct that harms us; and

•the named executive officer will have good reason to resign if we significantly diminish his or her authority or responsibilities, reduce his or her salary or eligibility for bonus and other benefits, or require that he or she relocate their office more than 50 miles following a change-in-control of Staples.

The "Termination without Cause" and "Resignation for Good Reason" columns include:
•Cash Severance Payments. For Mr. Sargent, the amount represents the continuation of salary and bonus for 24 months and for Ms. Komola and Messrs. Doody, Parneros and Wilson, amounts represent the continuation of salary and bonus for 12 months.
•Value of Accelerated Vesting of Incentive Compensation. For Mr. Sargent, pursuant to his severance benefit agreement, the amount includes the actual value of all unvested stock options and restricted stock as of fiscal year end. For Mr. Doody, who has met the age and service requirement under our Rule of 65, the amount includes the instrinsic value of all unvested stock options as of fiscal year end. For all named executive officers other than Mr. Wilson and Ms. Komola, amounts in the Termination without Cause column also include the actual value of all unvested 2010 Special Performance and Retention Shares.
•Continuation of Benefits. The continuation of benefits represents health and dental insurance coverage for the severance period, as well as executive life insurance. For Messrs. Sargent and Doody, amounts also include the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan. The amounts listed are estimates based on the current policies in place after applying a reasonable benefit cost trend.
Termination Following Change-in-Control
Under our severance benefits agreements with the named executive officers, if we terminate the named executive officer's employment without cause or the named executive officer resigns for good reason within two years following a change-in-control of Staples, the named executive officer would receive payments in addition to those triggered by a termination without cause or resignation for good reason. The circumstances constituting a change-in-control of Staples are specifically described in the severance benefits agreements for the named executive officers, which are listed as exhibits to our most recent Annual Report on Form 10-K. In general, a change-in-control will occur:
•if another person becomes the owner of 30% or more of the combined voting power of our stock,
•there is a change in a majority of the members of the then-incumbent Board, or
•our stockholders approve a merger with another entity in which our stockholders fail to own more than 75% of the combined voting power of the surviving entity.

The "Termination Following Change-in-Control" column includes:
Cash Severance Payments. For Mr. Sargent, amounts represent the continuation of salary and bonus for 36 months and for Ms. Komola and Messrs. Doody, Parneros and Wilson, amounts represent the continuation of salary and bonus for 18 months.
•Value of Accelerated Vesting of Incentive Compensation. For all named executive officers, amounts represent the target value of the 2013-2015 performance share awards. For all named executive officers, other than Mr. Wilson, amounts also include (i) the instrinsic value of all unvested stock options, restricted stock and, other than Ms. Komola, 2010 Special Performance and Retention Share Awards, each as of fiscal year end, (ii) with respect to the 2013-2014 long term cash awards, the target value of the award attributable to the 2014 plan year and (iii) with respect to the 2012-2014 long term cash award, the target value of the award for the three year performance period.
•Continuation of Benefits. The continuation of benefits represents health and dental insurance coverage for the severance period, as well as executive life insurance. For Messrs. Sargent and Doody, amounts also include the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan. The amounts listed are estimates based on the current policies in place after applying a reasonable benefit cost trend.
Change-in-Control Only
The "Change-in-Control Only" column includes:
•Value of Accelerated Vesting of Incentive Compensation. For all named executive officers other than Mr. Wilson, amounts represent 25% of the intrinsic value of all unvested stock options as of fiscal year end.
Death or Disability
The "Death or Disability" column includes:
•Value of Accelerated Vesting of Incentive Compensation. For all named executive officers, amounts represent the target value of the 2013-2015 performance share awards, minus amounts earned for the 2013 fiscal year. In addition, for all named executive officers, other than Mr. Wilson, amounts include (i) the intrinsic value of all unvested stock options, the actual value of all restricted stock and, other than Ms. Komola, 2010 Special Performance and Retention Share Awards, each as of fiscal year end, (ii) with respect to the 2013-2014 long term cash awards, the target value of the award attributable to the 2014 plan year and (iii) with respect to the 2012-2014 long term cash award, the target value of the award for the three year performance period (for disability, the named executive officer is eligible for a prorated award based on number of days employed during the performance cycle).
•Survivor Death Benefit Payout. For all named executive officers, amounts represent payouts of 100% of base salary for the first year and 50% of base salary for the second and third years, made monthly over a period of three years. Not included in the table above are the death benefit payouts from insurance policies for which the named executive officers pay the premiums. Payouts under these policies would be $2,004,000, $2,004,000, and $1,575,000 for Messrs. Doody and Parneros and Ms. Komola, respectively. Mr. Sargent's life insurance coverage is in the form of a second-to-die policy providing for payments either upon the latter of his death or his wife's death. For purposes of the table above, we have assumed that payments under this policy (which would amount to approximately $12,690,000) are not triggered.
•Continuation of Benefits. For Mr. Sargent, amount represents the costs of continuation of executive life insurance premiums needed to support the $12,690,000 death benefit.
If the termination is due to the named executive officer's disability, he or she would be entitled to receive a distribution from our SERP, generally in accordance with the plan provisions and any predefined distribution schedule based on the requirements of Section 409A of the Internal Revenue Code. The named executive officer would also be entitled to receive disability payments from our disability carriers, if the named executive officer has enrolled in such policy. Disability coverage is generally designed to replace 60% of the named executive officer's compensation up to $600,000 for each of the named executive officers who participated in the group disability plan on July 1, 2005. The disability benefit payouts from disability insurance policies for which the named executive officer pays the premiums are not included in the table above. In addition, executive life insurance premiums will be continued to age 65 as necessary to support the life insurance coverage in place at the time of disability.
Agreements Affecting Payments
We provide for forfeiture and recovery of undeserved cash, equity and severance compensation from any associate that engages in misconduct. We also view recoupment as a risk management and asset recovery tool for dealing with particularly harmful or unethical behaviors such as intentional deceitful acts resulting in improper personal benefit or injury to the company, fraud or willful misconduct that significantly contributes to a material financial restatement, violation of the Code of Ethics and breach of key associate agreements. For instance, each of the named executive officers has executed a Non-Competition and Non-Solicitation Agreement and a Confidentiality Agreement that cover the two year period subsequent to termination of his employment. Violation of any of the terms of these agreements entitles us to recover any severance payments and value received in connection with any equity awards.

EQUITY COMPENSATION PLAN INFORMATION AT 2013 FISCAL YEAR END

Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (2)
Equity compensation plans approved by security holders(3)	44,214,624	$20.35	13,322,209	(4)
Equity compensation plans not approved by security holders (5)	124	$18.16	—
Total	44,214,624	$19.82	13,322,209

(1)	Weighted-average exercise price calculation excludes outstanding performance share awards and restricted stock units, which do not have an exercise price.

(2)
Does not include up to a maximum of approximately 74,405 additional shares that may become available for issuance under the 2004 Plan through the expiration, termination, surrendering, cancellation, forfeiture or settlement of awards granted under the Amended and Restated 1992 Equity Incentive Plan (the "1992 Plan"), as provided in the 2004 Plan. One-half of the total number of shares of common stock covered by the 2004 Plan (including any shares that may become available through the 1992 Plan, as described above) may be granted in the form of restricted stock or other stock-based awards other than options or stock appreciation rights.

(3)
Issued pursuant to our Amended and Restated 1990 Director Stock Option Plan, the 1992 Plan and our 2004 Plan. We continue to grant equity awards only under the 2004 Plan, which will terminate on June 17, 2014 or at the Annual Meeting if shareholders approve the 2014 Stock Incentive Plan . Includes a number of shares estimated as of our 2013 fiscal year end issuable under performance share awards and restricted stock units described in the CD&A section of this proxy statement.

(4)
Includes 11,872,154 shares available for issuance under the 2004 Plan as well as 6,750,088 shares available for issuance under our 2012 Employee Stock Purchase Plan (the "ESPP") of which 1,368,326 shares will be issuable in connection with the current ESPP offering period that ends June 30, 2013, assuming that our associates enroll to the same extent they did during the offering period that ended on December 31, 2013 and based on a fair market value of $15.59 per share for our common stock on January 2, 2014 (the first business day of the current offering period). In the event the fair market value of our common stock is less than $15.59 per share on June 30, 2013, we will issue additional shares for the current offering period.

(5)
As of February 1, 2014, there was one holder of options under the 1997 United Kingdom Company Share Option Plan. As of April 7, 2014, there were no outstanding options, warrants or rights under equity compensation plans not approved by security holders.

Compensation Committee Interlocks and Insider Participation
During our 2013 fiscal year, Ms. Meyrowitz, Mr. Nakasone, Mr. Vazquez and Mr. Walsh served on the Compensation Committee and were independent directors during such service. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board of Directors.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on our review of copies of reports filed during fiscal year 2013 by the directors, executive officers and beneficial owners of more than 10% of our common stock required to file such reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, and a review of written certifications provided by them to the Company, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION
(Item 3 on the Proxy Card)

Our Board recognizes that it is appropriate to seek on an annual basis the views of stockholders on Staples' executive compensation program. Our stockholders are being asked to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.
The primary objective of our compensation program is to align executive pay with long term stockholder value creation. The "Executive Compensation" section of this proxy statement, including the "Compensation Discussion and Analysis" discussion, describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the 2013 fiscal year ended February 1, 2014.
The Committee’s compensation decisions in 2013 were intended to drive the highest level of executive team engagement to lead the organization through its strategic reinvention, and to attract and retain world class executive talent. To motivate our executives to execute on the key priorities of the strategic plan, the Compensation Committee made changes to our compensation program for fiscal year 2013, including:

•	increasing the percentage of compensation that is performance-based or “at risk;”

•	re-tooling the goals in our incentive awards to prioritize sales growth in categories beyond office supplies and incorporate a relative TSR performance measure; and

•	streamlining the long term incentive program into a single element of performance shares.

Objective	Action
Support our growth strategy
• Annual cash bonus plan performance metrics:
○ 50% earnings per share (EPS)
○ 50% sales
      - 25% total company sales
      - 25% sales beyond office supplies growth
• For purposes of calculating beyond office supplies, “office supplies” is defined as paper, ink, toner and core office products (writing, folders, paperclips, etc.).

Emphasize long term stockholder value creation
• Long term awards are 100% in the form of performance shares
• Performance share metrics:
○ 50% return on net asset percentage (RONA%)
○ 50% sales growth
• Three year performance period, with goals set annually for each year
• Award earned may be increased or decreased by 25% based on the company's cumulative total shareholder return (TSR) over three year performance period relative to the S&P 500

Enhance pay for performance alignment	• Eliminated annual grants of time-based restricted stock awards and stock options
Simplify the program	• Long term incentive program now comprised solely of performance shares (rather than a mix of long term cash incentive, stock options and time-based restricted stock)

The company conducted its fifth annual corporate governance outreach program during the fall of 2013 and solicited input from various shareholders and advisory groups. Shareholders overwhelmingly supported the changes made to our program, which incorporated much of the feedback we had previously received. Shareholders endorsed our say-on-pay advisory proposal at last year’s annual meeting with a 98% approval vote.

Compensation for executives in 2013 reflects these changes to the program. In addition, the Compensation Committee granted a one - time 2013-2014 performance-based long term cash award to certain officers of the company, including the NEOs other than Mr. Wilson, in recognition that the 3 year cumulative RONA goal under the outstanding 2012-2014 long term cash award was highly unlikely to be achieved as the original award no longer represented the company’s priorities due to the strategic reinvention plan. The 2013-2014 long term cash award incorporates performance goals that are more reflective of our current strategy. Also, in March 2014, in recognition of service, additional responsibilities and workloads, and progress against the Company’s strategic plan in 2013, the Committee approved a 2013 Reinvention Cash Award for all bonus-eligible associates of the Company, including the NEOs.

As a result of the changes to the compensation program in 2013, an average of 84% of total target compensation (excluding the Reinvention Cash Award) for the NEOs is “at risk” based on performance results, and 100% of long term incentive compensation is contingent on results.
Our Board is asking stockholders to approve, on an advisory basis, Staples' named executive officer compensation by approving the following resolution:
"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED."
As an advisory vote, this proposal is not binding upon Staples. The Compensation Committee considers the results of the voting in making future compensation decisions for our named executive officers.
        OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 4 on the Proxy Card)
The Audit Committee is directly responsible for appointing, compensating, overseeing, evaluating and, when necessary, terminating our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee of our Board has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent auditor since our inception. The Audit Committee evaluates the performance of our independent auditors, including the senior audit engagement team, each year and determines whether to reengage the current independent auditors or consider other audit firms. The members of the Audit Committee and the Board believe that the continued retention of Ernst &Young LLP to serve as our independent auditor is in the best interests of our stockholders.
Although stockholder approval of the Audit Committee's selection of Ernst & Young LLP is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.
        OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors is composed of four members and acts under a written charter, as amended and restated on December 3, 2013, a copy of which is available in the Corporate Governance section of our Investor Information webpage at www.staples.com. The members of the Audit Committee are independent Directors, as defined by its charter and the rules of the Rule 10A-3 of the Securities Exchange Act of 1934 and the applicable rules of the NASDAQ Global Select Market.

The Audit Committee provides independent, objective oversight of Staples’ financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of Staples’

consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and maintaining effective internal control over financial reporting for that purpose. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements, and related schedules, for the 2013 fiscal year, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee discussed with Staples’ internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Staples’ internal controls, and the overall quality of Staples’ financial reporting.

The Audit Committee reviewed and discussed with Ernst & Young LLP, Staples’ independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Staples’ accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16 (Communications with Audit Committees), the rules of the Securities and Exchange Commission, and other applicable regulations. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from management and Staples and considered the compatibility of non-audit related services provided to Staples by the independent registered public accounting firm with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed and discussed together with management and the independent registered public accounting firm Staples’ audited consolidated financial statements for the year ended February 1, 2014, and the results of management’s assessment of the effectiveness of the Staples’ internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Staples’ Board of Directors, and the Board approved, that Staples’ audited consolidated financial statements and related schedules be included in Staples’ Annual Report on Form 10-K for the year ended February 1, 2014 for filing with the Securities and Exchange Commission.

Audit Committee:
Robert Sulentic, Chair Basil L. Anderson Justin King Elizabeth A. Smith

Independent Registered Public Accounting Firm's Fees
Audit Fees
Ernst & Young LLP billed us an aggregate of approximately $8.2 million and $9.1 million in fiscal years 2013 and 2012, respectively, for professional services rendered in connection with our annual audit, the audit of our internal control over financial reporting, the review of our interim financial statements included in our Form 10-Q, statutory filings, registration statements, accounting consultation and compliance with regulatory requirements.
Audit-Related Fees
Ernst & Young LLP billed us an aggregate of approximately $320,000 and $222,000 in fiscal years 2013 and 2012, respectively, for services related to assistance with internal control reporting, other reports required to satisfy regulatory requirements and employee benefit plan audits.

Tax Fees
Ernst & Young LLP billed us an aggregate of approximately $1.9 million and $1.8 million in fiscal years 2013 and 2012, respectively, for services related to tax compliance, tax planning and tax advice. For fiscal years 2013 and 2012, approximately $150,000 and $150,000, respectively, of these fees was related to tax compliance.
All Other Fees
We did not receive any other services from Ernst & Young LLP; therefore, they did not bill us in fiscal years 2013 and 2012 for other services.
Pre-Approval Policy and Procedures
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies provide that we will not engage our independent registered public accounting firm to render audit or non-audit services (other than de minimus non-audit services as defined by the Sarbanes-Oxley Act) unless the service is specifically approved in advance by the Audit Committee. All services provided to us by Ernst & Young LLP in each of fiscal years 2013 and 2012 were approved in accordance with these policies.

STOCKHOLDER PROPOSALS
We have been advised that the following non-binding stockholder proposals will be presented at the 2014 Annual Meeting. The proposals will be voted on if the respective proponent, or a qualified representative, is present at the 2014 Annual Meeting and submits the proposal for a vote. Our respective statements in opposition follow each stockholder proposal.
        FOR THE REASONS SET FORTH BELOW IN OUR BOARD'S STATEMENTS IN OPPOSITION, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSALS.
The text of the stockholder proposals and supporting statements appear below as received by us, and we assume no responsibility for their content or accuracy.

STOCKHOLDER PROPOSAL REQUIRING COMPANY TO HAVE AN INDEPENDENT BOARD CHAIRMAN
(Item 5 on the Proxy Card)
The following stockholder proposal was submitted by John R. Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, beneficial owner of at least 300 shares of our common stock (as of December 18, 2013).
Proposal 5 - Independent Board Chairman
RESOLVED: Shareholders request that our Board of Directors adopt a policy, and amend other governing documents as necessary to reflect this policy, to require the Chair of our Board of Directors to be an independent member of our Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When our CEO is our board chairman, this arrangement can hinder our board's ability to monitor our CEO's performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This topic is particularly important for Staples because we had long-tenured directors on our board, which is supposed to serve a checks and balances role in regard to our Chairman/CEO Ronald Sargent. Long tenure of 10 to 15-years detracts from the independent oversight role of a director. Yet Staples had 4 directors who each had 16 to 27-years long tenure. Plus 2 of these directors served on our executive pay committee, Paul Walsh (23-years) and Robert Nakasone (27-years). Basil Anderson (16-

years) was an inside-related director who was on our audit committee. Paul Walsh (23-years) and Robert Nakasone (27-years) were both on our executive pay committee. Rowland Moriarty (27-years) was on our Nomination committee. Plus Basil Anderson and Rowland Moriarty were potentially over-burdened with director duties at 4 companies each.

This proposal should also be more favorably evaluated due to our Company's clearly improvable corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, was concerned with our executive pay which provided $10 million for Ronald Sargent. Staples did not disclose specific performance objectives for Mr. Sargent. Our CEO's equity pay did not reflect our company's share price movement. Staples can give long-term incentive pay to Mr. Sargent for below-median performance. Unvested equity pay would not lapse upon CEO termination. There were no links between Staples executive incentive pay policies and the effective management of its social and environmental impacts.

GMI said other limits on shareholder rights included:

•	Our board's unilateral ability to amend our bylaws without shareholder approval

•	Lack of fair price provisions to help insure that all shareholders are treated fairly

•	Limits on the right of shareholders to convene a special or emergency shareholder meeting

•	The absence of cumulative voting rights

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman - Proposal 5

BOARD'S STATEMENT IN OPPOSITION
The Board unanimously recommends that you vote AGAINST this proposal for the following reasons:

•	Our Board is structured to provide proper and effective oversight of management.

•	There is no established consensus that separating the roles of Chairman and CEO enhances returns for stockholders.

•	It is not in the best interests of Staples or its stockholders to adopt an arbitrary policy mandating an Independent Chairman all the time.

Our Board is structured to provide proper and effective oversight of management. 92% of our Board is independent based on NASDAQ listing standards and our Corporate Governance Guidelines (the “Guidelines”). Our directors are engaged, knowledgeable, prepared and assertive. Each director is elected annually by the stockholders and since 2007, we have added seven new directors, including one new director in each of 2012 and 2013. These new directors, who include three women, one Hispanic, and one Asian, have strengthened our Board’s diversity of skills and perspectives. Each year the Board reviews its leadership structure and evaluates whether or not the roles of Chairman and CEO should be combined or whether there should be an independent Chairman. In the event there is a combined Chairman and CEO, then the Board chooses an independent Lead Director to carry out the duties and responsibilities that are clearly delineated in the Guidelines, posted on our website, www.staples.com. Our Lead Director provides important oversight and leadership and in 2013 our Board further strengthened the role. The duties of the Lead Director, among many others, include the following:

•	Presiding at all meetings at which the Chairman is not present, including executive sessions of the independent directors;

•	Serving as a liaison between the Chairman and the independent directors;

•	Approving agendas, schedules and information before they are sent to the Board;

•	Having the authority to call meetings of the independent directors; and

•	Ensuring availability for consultation and direct communication, if requested by a major stockholder.

The Lead Director also meets with the other independent directors, generally after each Board meeting to discuss succession planning, the CEO's performance, business strategy and other topics. The Lead Director and our Board committees have the authority to retain independent advisors and consultants. All of these governance features are designed to provide the Board with a structure to effectively monitor and oversee management, including the CEO’s performance.
There is no established consensus that separating the roles of Chairman and CEO enhances returns for stockholders. The duties and the responsibilities of an independent Lead Director include many of the same duties and responsibilities of an independent Chairman. We know of no studies that conclusively prove that splitting the roles of Chairman and CEO provides a better return for investors. If there is an effective lead director in place, there is no need to separate the roles of Chairman and CEO according to an article published in the New York Law Journal, January 26, 2012, “Corporate Governance Update: Analyzing Aspects of Board Composition.” Contrary to the proponent’s view, most public companies in the U.S. do not have an Independent Chairman. An imported, “one size fits all” approach to board leadership in the U.S. may not be appropriate due to the differences in regulatory oversight of public companies and capital markets of the United Kingdom and other international markets. During our fall 2013 outreach program, many of our larger institutional investors told us that they believed it was best for the Board to retain its flexibility in choosing the leadership structure that is best for Staples.
It is not in the best interests of Staples or its stockholders to adopt an arbitrary policy mandating an Independent Chairman all the time. Stockholders are best served if the Board retains flexibility to decide what leadership structure works best for the Board and the Company based on the facts and circumstances existing from time to time. Our Guidelines provide for our Board to modify its leadership structure. From 2002 to 2005, when the roles of Chairman and CEO were held by different people, the company performed very well just as it did when the roles were combined prior to and after the period of the split.
Every year the Board carefully assesses and considers, based on a number of factors, how it should structure its Board leadership. For this year, the Board believes our CEO should serve as Chairman of the Board because he is the director most familiar with the Company’s day-to-day operations. The combined role of Chairman and CEO allows for a single, clear focus for command to execute Staples’ strategic initiatives and business plans. It is particularly important this year as Staples undergoes its strategic reinvention focused on expanding product offerings in categories beyond office supplies, accelerating growth of online sales, reducing expenses and reshaping existing businesses to improve productivity. It would not be in the best interests of our stockholders to remove the Board’s flexibility and replace it with an arbitrary policy and possibly jeopardizing the success of Staples’ strategic reinvention efforts. The Board believes that it should be permitted to continue to use its business judgment to decide the best person to function as Chairman of the Board, considering, among other things, the composition of the Board and the unique issues facing the Company.
OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

STOCKHOLDER PROPOSAL REQUIRING COMPANY TO PRODUCE A HUMAN RIGHTS REPORT
(Item 6 on the Proxy Card)
The following stockholder proposal was submitted by the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, beneficial owner of at least 492 shares of our common stock (as of December 20, 2013).
RESOLVED, that shareholders of Staples, Inc. ("Staples") urge the Board of Directors to report to shareholders, at a resonable cost and omitting proprietary information, on Staples' process for identifying and analyzing potential and actual human rights risks of Staples' operations and supply chain (referred to herein as the "assessment") addressing the following:

•	Human rights principles used to frame the assessment;

•	Frequency of the assessment;

•	Methodology used by the assessment to track and measure performance;

•	Nature and extent of consultation with relevant stakeholders in connection with the assessment; and

•	How the results of the assessment are incorporated into company policies and decision making.
The report should be made available to shareholders on Staples' website within six months of Staples' 2014 Annual Meeting of Shareholders.
Supporting Statement
As long-term shareholders, we favor policies and practices protecting and enhancing the value of our investments. There is increasing recognition that company risks related to human rights violations, such as litigation, reputational damage, production delays and disruptions, can adversely affect shareholder value. Investors need full disclosure of such risks to be able to take them into account when making investment decisions.
Staples, like many other companies, has adopted a code of conduct addressing human rights issues. ("Supplier Code of Conduct," available at http://www.staples.com/sbd/cre/marketing/staples_soul/documents/staples-supplier-code-of-conduct.pdf).

But adoption of principles is only the first step. Companies must also assess the risks to shareholder value posed by human rights practices in their operations and supply chain in order to effectively translate principles into protective practices.
The importance of human rights risk assessment is reflected in the United Nations Guiding Principles on Business and Human Rights (the "UN Guiding Principles") approved by the UN Human Rights Council in 2011. The UN Guiding Principles urge that "business enterprises should carry out human rights due diligence... assessing actual and potential human rights impacts, integrating and acting upon the findings, tracking responses, and communicating how impacts are addressed." (http://www.business-humanrights.org/media/documents/ruggie/ruggie-guiding-principles-21-mar-2011.pdf).
Staples, like many companies publishes a report on environmental, social and governance issues pursuant to the standards of the Global Reporting Initiative, but it fails to report any information under the section entitled, "Labor/management relations." "Staples, Inc. GRI Content Index," available at (http://www.staples.com/sbd/cre/marketing/staples_soul/documents/staples-inc-gri-index-application-level-b.pdf).
We urge shareholders to vote for this proposal.

BOARD'S STATEMENT IN OPPOSITION
The Board unanimously recommends that you vote AGAINST this proposal for the following reasons:

•	We already have robust policies and practices that assess human rights risks in our operations and supply chain.

•	We already provide significant disclosure regarding human rights and other sustainability issues.

•	Costs and resources to create an additional, separate report on human rights risks would be burdensome and would not provide significant benefit to stockholders.

We already have robust policies and practices that assess human rights risks in our operations and supply chain. We address human rights risks through a number of existing programs including those listed below:

•
Supplier Risk - We have a Supplier Code of Conduct which mitigates human rights risk by specifically covering our policies on forced labor, child labor, harassment and abuse, nondiscrimination, health and safety, freedom of association and collective bargaining, wages and benefits, hours of work/compensation, ethical and environmental standards. We require suppliers that produce our private label products to adhere to our Supplier Code of Conduct. We also require that our Supplier Code of Conduct is published in the local language and prominently displayed in the factories where our products are manufactured. If a supplier fails to meet our requirements, we take appropriate action to address the problem, which may include developing a Corrective Action Plan, conducting follow-up audits or termination. We conduct social accountability audits using a reputable third-party provider for our suppliers in emerging markets, such as China, Indonesia, India and others. In 2013, we conducted 238 social accountability audits of our suppliers in emerging markets. In addition to conducting social accountability audits, we also have a team of associates in China overseeing the screening, monitoring and auditing of our suppliers. These associates have been specifically trained to promote and assess supplier compliance with our Code of Conduct. The team also rotates product categories and factories, from time to time, to avoid conflicts of interest and enhance independence. We already provide information of our oversight program of our Supplier Code of Conduct at http://www.staples.com/sbd/cre/marketing/about_us/ethical-sourcing.html.

•
Operational Risk - Our Code of Ethics provides our associates with the global business conduct standards on how we ethically conduct business. The Code of Ethics provides guidance governing behavior in the workplace that applies to our operations and includes compliance with wage and hour laws and prevention of discrimination and harassment. The Code of Ethics also provides a variety of resources for employees to report concerns or violations. We also have various compliance policies and programs for applicable labor laws and regulations and provide specialized training addressing worker safety, OSHA, and a number of other human rights risks in our operations.

•
Enterprise Risk - The Board of Directors is responsible for reviewing and approving our risk management strategy and framework. As described in more detail in the section of this proxy statement entitled “Risk Oversight by the Board of Directors,” we have an internal process to identify, review, assess and manage risks of all facets of our company, including human rights risks in our operations and supply chain. Once the major risks facing the company are identified, steps are taken to address, monitor and control exposure to such risks. The Board receives quarterly ethics and compliance reports. The most significant risks are publicly disclosed through our SEC filings.

We already provide significant disclosure regarding human rights and other sustainability issues. Staples has implemented sustainability and human rights policies and practices to protect and enhance long-term investment, as evidenced by the company being recognized in 2014 as the only North American retailer in the Global 100 Sustainability Index and being selected as a component of the Dow Jones Sustainability Index each year over the last decade. We have provided significant disclosure regarding human rights through our SEC filings, our website and various external reports. For example, on our website we have extensive information regarding the number and nature of inspections and audits we conducted at our supplier sites. We also provide an overview of the audits conducted and the corrective action processes.
Costs and resources to create an additional, separate report on human rights would be burdensome and would not provide significant benefit to stockholders. Staples has always endeavored to conduct business responsibly and ethically and already has established programs and processes to address human rights risks. Creating a new program dedicated to assessing and reporting those human rights risks in our operations and for our suppliers within 6 months of the annual meeting could be costly and burdensome. Diverting resources to create such a program would not provide a significant benefit to stockholders, particularly when the company is currently focused on executing against its reinvention strategy to better compete in the marketplace.
OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

Appendix A

STAPLES, INC.
2014 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2014 Stock Incentive Plan (the “Plan”) of Staples, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

3.	Administration and Delegation

(a)Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c)Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of such Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant such Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act). The Board may not delegate authority under this Section 3(c) to grant Restricted Stock, unless Delaware law then permits such delegation.

(d)Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the NASDAQ Marketplace Rules.

4.Stock Available for Awards

(a)Number of Shares; Share Counting.

(1)Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)) for up to such number of shares of common stock $.0006 par value per share, of the Company (the “Common Stock”), as is equal to the sum of:
(A) 15,000,000 shares of Common Stock; and

(B)such number of shares of Common Stock as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Existing Plan”) that remain available for grant under the Existing Plan as of the date of the Company’s 2014 Annual Meeting of Stockholders and (y) the number of shares of Common Stock subject to awards granted under the Existing Plan which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options, to any limitations under the Code).

Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
(2)Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a) and under the sublimits contained in Section 4(b)(2):

(A)all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimits referenced in the first clause of this Section 4(a)(2); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B)if any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimits referenced in the first clause of this Section 4(a)(2) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(C)shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy minimum statutory tax withholding obligations with respect to Options and SARs (including shares retained from the Option or SAR creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards.  For the avoidance of doubt, shares of Common Stock delivered to the Company by a Participant to satisfy minimum statutory withholding obligations in respect of Awards other than Options and SARs granted under this Plan or an Existing Plan (including shares retained from the Award (other than an Option or SAR) granted under this Plan or an Existing Plan creating the tax obligation) shall be added back to the number of shares available for the future grant of Awards; and

(D)shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b)Sublimits. Subject to adjustment under Section 10, the following sublimits on the number of shares subject to Awards shall apply:

(1)Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 3,450,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2) Limit on Awards to Non-Employee Directors. The maximum number of shares with respect to which Awards may be granted to directors who are not employees of the Company at the time of grant shall be 2,000,000 and the maximum number of shares with respect to which Awards may be granted in any calendar year to any director who is not an employee of the Company shall be 150,000.

(c)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.Stock Options

(a)General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b)Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Staples, Inc., any of Staples, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The maximum number of shares of Common Stock with respect to which Awards may be granted as Incentive Stock Options under the Plan shall be 10,000,000. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c)Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the fair market value per share of Common Stock as determined by (or in a manner approved by) the Board (“Fair Market Value”) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)in cash or by check, payable to the order of the Company;

(2)except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; or

(6)by any combination of the above permitted forms of payment.

(g)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”).

(h)No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i)No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

6.Stock Appreciation Rights

(a)General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b)Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d)Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ.

7.Restricted Stock; RSUs

(a)General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“RSUs”).

(b)Terms and Conditions for Restricted Stock and RSUs. The Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)Additional Provisions Relating to Restricted Stock.

(1)Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

(2)Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d)Additional Provisions Relating to RSUs.

(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each RSU, the Participant shall be entitled to receive from the Company the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of such number of shares. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code.

(2)Voting Rights. A Participant shall have no voting rights with respect to any RSUs.

(3)Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid, in each case to the extent provided in the Award agreement. No interest will be paid on Dividend Equivalents.

8.Other Stock-Based Awards

(a)General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

(c)Dividend Equivalents. The Award agreement for Other Stock-Based Awards may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Awards with respect to which paid, in each case to the extent provided in the Award agreement. No interest will be paid on Dividend Equivalents.
9.Performance Awards.

(a)Grants. Restricted Stock, RSUs and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).

(b)Committee. Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or a subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee (or subcommittee). “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(c)Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: net income, earnings per share, return on sales, assets or equity investment, cash flow or free cash flow, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, gross margins, stock price, market share, improvement of financial ratings, achievement of balance sheet or income statement objectives, total stockholder return or customer service levels. In addition, customer service target levels will be based on predetermined tests of customer service levels such as scores on blind test (“mystery”) shopping, customer comment card statistics, customer relations statistics (i.e., number of customer complaints) and delivery response levels. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) special, one-time or extraordinary items, gains, losses or events, including but not limited to the impact of acquisitions or divestitures, curtailment or settlement gains and losses, debt extinguishment costs,  accelerated depreciation or amortization, legal settlements and tax benefits and expenses related to items outside of normal operations, (ii) discontinued operations, (iii) the effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (z) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(d)Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(e)Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

10.Adjustments for Changes in Common Stock and Certain Other Events

(a)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimits set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of

Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU and each Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)Reorganization Events.

(1)Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A)In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised and/or unvested Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B)Notwithstanding the terms of Section 10(b)(2)(A), in the case of outstanding RSUs that are subject to Section 409A of the Code: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2)(A)(i) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 10(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (i) of Section 10(b)(2)(A), then the unvested RSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C)For purposes of Section 10(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the

Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3)Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

11.General Provisions Applicable to Awards

(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award.

(d)Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the minimum statutory tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy minimum statutory tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e)Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.

(f)Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g)Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

12.Miscellaneous

(a)No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares.

(c)Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d)Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment in the manner required by Section 162(m); (ii) no amendment that would require stockholder approval under the rules of the NASDAQ may be made effective unless and until the Company’s stockholders approve such amendment; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e)Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f)Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.
(g)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

ATTN: INVESTOR RELATIONS
500 STAPLES DRIVE
FRAMINGHAM, MA 01702

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Staples, Inc. in mailing proxy materials and help the environment by allowing us to print fewer paper copies, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery or access, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Staples, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote is valid under Delaware law and authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STAPLES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES LISTED BELOW IN ITEM 1 AND “FOR” ITEMS 2, 3 and 4.

1	Election of eleven directors to serve for a one-year term expiring at the 2015 Annual Meeting of Stockholders		For	Against	Abstain
	1a.	Basil L. Anderson	☐	☐	☐
	1b.	Drew G. Faust	☐	☐	☐
	1c.	Justin King	☐	☐	☐
	1d.	Carol Meyrowitz	☐	☐	☐
	1e.	Rowland T. Moriarty	☐	☐	☐
	1f.	Robert C. Nakasone	☐	☐	☐
	1g.	Ronald L. Sargent	☐	☐	☐
	1h.	Robert E. Sulentic	☐	☐	☐
	1i.	Raul Vazquez	☐	☐	☐
	1j.	Vijay Vishwanath	☐	☐	☐
	1k.	Paul F. Walsh	☐	☐	☐

		For	Against	Abstain

2	Approval of the 2014 Stock Incentive Plan.	☐	☐	☐

3	Approval, on an advisory basis, of named executive officer compensation.	☐	☐	☐

4	Ratification of the selection by the Audit Committee of Ernst & Young LLP as Staples’ independent registered public accounting firm for the current fiscal year.	☐	☐	☐

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 5 and 6.

5	Non-binding stockholder proposal requiring Company to have an Independent Board Chairman.	☐	☐	☐
6	Non-binding stockholder proposal requiring Company to produce a human rights report.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted (A) “FOR” all director nominees listed above in item 1, (B) in accordance with the recommendations of the Board of Directors on the other matters listed above and (C) in the discretion of the proxies upon such other matters as may properly come before the annual meeting.

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For address changes and/or comments, please check this box and write them on the back where indicated.  ☐

Please indicate if you plan to attend this meeting.

☐	☐
Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report (including the Form 10-K) are available at www.proxyvote.com.

STAPLES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
JUNE 2, 2014

The stockholder(s), revoking all prior proxies, hereby appoint(s) Ronald L. Sargent, Christine Komola and Michael T. Williams and each of them individually, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Staples, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on June 2, 2014, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (A) “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE FOR ITEM 1, (B) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE MATTERS REFERRED TO ON THE REVERSE SIDE AND (C) IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2014 ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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